                                                                    EXHIBIT 99.1
                                    FORM 10-K

Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                                      1934

For the Fiscal Year Ended                     FDIC Insurance Certificate Number:
    December 31, 2001                                      32174

                       FRANKLIN BANK, NATIONAL ASSOCIATION
                (Exact name of bank as specified in its charter)


             UNITED STATES                                     38-2483920
    (State or other jurisdiction                             (I.R.S. Employer
  of incorporation or organization)                       Identification Number)

      24725 WEST TWELVE MILE ROAD
          SOUTHFIELD, MICHIGAN                                  48034
  (Address of principal executive offices)                     (Zip Code)

          BANK'S TELEPHONE NUMBER, INCLUDING AREA CODE: (248) 358-4710
--------------------------------------------------------------------------------

        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: None

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                     Common Stock, par value $1.00 per share
                                (Title of Class)

Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                    YES x    NO
                                       ---     ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Bank's knowledge, in the definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [x]

As of March 28, 2002 there were issued and outstanding 3,625,642 shares of the Bank's Common Stock. The aggregate market value of the voting stock held by non-affiliates of the Bank, computed by reference to the price at which the stock was sold as of March 28, 2002 was $31,677,175.

                      DOCUMENTS INCORPORATED BY REFERENCE:

Portions of the Annual Report to Shareholders for the year ended December 31, 2001 are incorporated by reference into Parts II and IV. Portions of the definitive Proxy Statement in connection with the Annual Meeting of Shareholders to be held on June 18, 2002 are incorporated by reference into Part III.

                                      INDEX

                                     PART I

ITEM 1. Business.............................................................................................36
ITEM 2. Properties...........................................................................................41
ITEM 3. Legal Proceedings....................................................................................41
ITEM 4. Submission of Matters to a Vote of Security Holders..................................................41

                                     PART II

ITEM 5. Market for and Dividends on the Bank's Common Stock and Related Shareholder
Matters......................................................................................................12
ITEM 6. Selected Financial Data..............................................................................42
ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operation.................42
ITEM 7A.  Quantitative and Qualitative Disclosure About Market Risk..........................................42
ITEM 8. Financial Statements and Supplementary Data..........................................................42
ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial
Disclosure...................................................................................................42

                                    PART III

ITEM 10. Directors and Executive Officers of the Bank........................................................43
ITEM 11. Executive Compensation..............................................................................43
ITEM 12. Security Ownership of Certain Beneficial Owners and Management......................................43
ITEM 13. Certain Relationships and Related Transactions......................................................43

                                     PART IV

ITEM 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.....................................44
Signatures...................................................................................................48
Exhibits Index...............................................................................................18

SUBSIDIARIES OF REGISTRANT...................................................................................68

                                     PART I
ITEM 1.  BUSINESS

HISTORY OF FRANKLIN

         Franklin Bank, N. A. (the "Bank" or "Franklin") was incorporated in 1983. Since conversion to a nationally-chartered commercial bank in late 1991, Franklin's business strategy has been focused on low cost deposit gathering and niche lending activities designed to serve small to medium-sized businesses, the business owners and, to a lesser extent, individual customers found in the Bank's principal markets. While Franklin offers many standard lending and deposit products, the Bank promotes its products and services through non-traditional delivery platforms which emphasize courier deposit pick-up services, lockbox remittance services, web banking and free ATM services; all of which do not require significant branch facilities.

         Franklin maintains its principal office in Southfield, Michigan, three full service regional branches located in Southfield, Birmingham and Grosse Pointe Woods, Michigan, and one unique Business Center branch in Southfield. At December 31, 2001, Franklin had one subsidiary, Franklin Finance Corporation, a Michigan corporation.

LENDING ACTIVITIES

         The Bank's lending activities focus on originating commercial mortgage loans, other non-real estate commercial loans, residential construction loans and consumer loans.

         Commercial Real Estate Lending. Franklin has historically originated permanent loans secured by commercial real estate and, to a significantly lesser extent, land development loans. Essentially all commercial real estate loans originated by Franklin to date have been secured by real property located in Michigan.

         Franklin's commercial real estate loans generally are for terms of five to ten years with 25-year amortization periods, generally have loan-to-value ratios of up to 80% of the appraised value of the secured property, and are typically secured by full or partial personal guarantees of the borrowers. At December 31, 2001, approximately 27.2% of Franklin's commercial real estate loan portfolio had adjustable rates. Of these, 99% are tied to prime interest rate.

         At December 31, 2001, Franklin's largest commercial real estate loan was a $4.3 million loan secured by an office building located in Plymouth, Michigan. Franklin had 7 other commercial real estate loans in excess of $2.5 million at such date. At December 31, 2001, all of these loans were performing in accordance with their payment terms.

         Commercial real estate lending entails potential risks that are not inherent in other types of lending. These potential risks include the concentration of principal in a limited number of loans and borrowers, the effects of a decline in commercial real estate values on property collateralizing the loan, and the effects of a decline in general economic conditions on income producing properties. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, or a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower's ability to repay the loan may be impaired.

         Commercial Lending. To a lesser extent, Franklin originates both secured and unsecured commercial loans to small and medium-sized businesses located in Southeast Michigan. The loans include term loans, lines of credit, documentary and standby letters of credit. Loans originated on a secured basis generally have interest rates tied to the prevailing prime interest rate. Collateral consists of accounts receivable, inventory, specific equipment and other designated business assets. All such loans typically are wholly or partially personally guaranteed by the business owner or related party.

         A secured small business line of credit is available to Franklin's qualified business checking account customers in amounts of up to $75,000. These loans are structured at higher rates than are charged other types of business borrowers. The Bank attempts to provide each customer with a 24-hour loan review and decision process.

         Commercial loans involve significant risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

         Residential Construction Lending. Franklin makes construction loans on single-family residences to individuals who will ultimately be the owner-occupier of the house. Franklin makes construction loans to builders and developers for the construction of one-to-four family residences in its lending market area. Substantially all of Franklin's construction loans have been originated with adjustable rates of interest and have terms of eighteen months or less.

         Franklin's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value upon completion of the project and the estimated cost (including interest) of the project. If the estimate of construction costs proves to be inaccurate, Franklin may be required to advance funds beyond the amount originally committed in order to permit completion of the project. If the estimate of value proves to be inaccurate, Franklin may be confronted, at or prior to the maturity of the loan, with a project having a value insufficient to assure full repayment. When loan payments become due, borrowers may experience cash flow from the property that is not adequate to service the total debt. In such cases, Franklin may be required to modify the terms of the loan.

         Consumer Lending. Franklin originates directly and through various dealers a limited number of consumer loans, which are offered at fixed and adjustable rates of interest. In late 1999, Franklin entered into an agreement with DTE Energy (formerly MichCon) a large Michigan utility company, from which Franklin has significantly increased its consumer home improvement loan portfolio.

         Consumer loans generally entail greater risk than do mortgage loans, since many consumer loans are typically unsecured or secured by rapidly depreciating assets such as automobiles and home improvement collateral. In such cases, any repossessed collateral for defaulted consumer loans may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrowers beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

LOANS TO ONE BORROWER

         Under federal law, the aggregate amount of loans that Franklin is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus. At December 31, 2001, Franklin's loans-to-borrower limit was approximately $9.2 million at the 15% level. At December 31, 2001, Franklin had no loans to one borrower in excess of its lending limit.

NONPERFORMING ASSETS AND RISK ELEMENTS

         When, in the opinion of management, reasonable doubt exists as to the full and timely collection of interest or principal on Franklin's outstanding loans, Franklin will put such loans on nonaccrual status. Generally, consumer loans are charged off no later than 120 days past due, or earlier, if deemed uncollectible. Loans, other than consumer loans, are generally placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than when the loan is 90 days past due on principal or interest. Interest on loans is generally accrued daily based on the principal balance outstanding. However, when a loans is placed on nonaccrual status, the accrued interest income is discontinued and interest previously accrued but not collected on nonaccrual loans is charged against current income.

ALLOWANCE FOR LOAN LOSSES

         Based on management's judgment of potential losses in the loan portfolio, the Bank establishes an allowance for loan losses at levels considered appropriate and within an acceptable range. The loan portfolio is reviewed at least quarterly for changes in performance, collateral value and overall credit quality. Franklin has engaged a third party lending expert to perform quarterly loan review. Allocated allowances are established for unidentified potential losses. Regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based upon their judgment of the information available to them at the time of their examination. Management's judgment in determining the level of the allowance for loan losses is influenced by several factors during the quarterly reviews. These factors include, but are not limited to, past loan performance and loss experience, current economic and market conditions, collateral location and market values and delinquency statistics and ratios. In addition, management considers the level of non-performing assets and classified assets, the level of lending activity and the overall size of the loan. Should actual circumstances and losses differ substantially from management's assumptions or estimates, such allowance for loan losses may not be sufficient to absorb all future losses, and net loans could be significantly and adversely affected.

         See "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to the allowance for loan losses, the loan portfolio composition, loan commitments, loan maturity schedule and nonperforming assets.

SOURCE OF FUNDS

         Deposits are the primary source of the Bank's funds for use in lending and for other general business purposes. In addition to deposits, the Bank derives funds from loan repayments, advances from the FHLB of Indianapolis and other borrowings, and at times has derived funds from reverse repurchase agreements and loan and securities sales. Scheduled loan repayments are a relatively stable source of funds, while loan prepayments and interest-bearing deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels, deposit outflows, or to support expanded activities. Historically, the Bank has borrowed primarily from the FHLB of Indianapolis and through institutional reverse repurchase agreements.

         Since 1992, the Bank has emphasized its no interest business checking and lower cost money market savings accounts in order to reduce its cost of funds and provide a more stable, long-term source of deposits than would be available from certificates of deposit. The ability of the Bank to attract and maintain deposits, and its cost of funds, have been, and will continue to be, significantly affected by general economic and business conditions.

INVESTMENT ACTIVITIES

         Franklin invests in various securities, which are acquired in the capital markets. These investments may consist of mortgage, government, agency, municipal and corporate debt securities. See Franklin's "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to the securities maturity schedule.

COMPETITION

         Franklin competes aggressively for its business through a systematic program of direct calling on both customers and referral sources such as attorneys, accountants and business people. The Bank's program is enhanced because of its well-established network of existing relationships, which have been created over the years in the area's business community and because of the years of banking experience and community involvement of its senior management and lending officers. The Bank's programs and services are further enhanced by its distinctive marketing focus, including its radio advertising campaign, and by referrals from the growing base of existing business customers.

         Generally, the Bank believes that it should attempt to compete in areas in which it can truly develop niche products and services so as to avoid direct face-to-face competition with larger financial institutions. The larger banks tend to need very large homogeneous markets in order to support high levels of automation and systems development. This leaves smaller product markets and heterogeneous product lines under-served. The larger banks also tend to have rigid structures, which adapt very slowly to changing market environments and, therefore, provide opportunities for smaller institutions that can react more quickly. Finally, competitive pressures and relaxation of anti-trust policies by the Justice Department and other regulatory agencies in the past decade have caused a rapid increase in the merger and acquisition activity among the larger banks. This activity has frequently diverted the larger banks' attention away from their smaller customers in local markets resulting in big-bank customer dissatisfaction while creating marketing opportunities for many smaller institutions, such as Franklin.

REGULATION

Overview

         Franklin is a federally chartered national banking association. Accordingly, Franklin is subject to broad federal regulation and oversight extending to all it operations by the Office of the Comptroller of the Currency ("OCC"). Franklin is a member of the Federal Home Loan Bank ("FHLB") of Indianapolis and is subject to certain limited regulation by the Federal Deposit Insurance Corporation ("FDIC"). Franklin is a member of the Savings Association Insurance Fund ("SAIF") and its deposits are insured by the FDIC. As a result, the FDIC has certain regulatory authority over Franklin.

Insurance of Accounts and Regulation by the FDIC

         Franklin is currently a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insurance institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well-capitalized (i.e. those with a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e. those with core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

Prompt Corrective Action

         The OCC is authorized and, under certain circumstances required, to take certain actions against national banks that fail to meet their capital requirement. The OCC is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier I risked-based capital ratio or an 8% risk-based capital ratio). Any such national bank must submit a capital restoration plan and, until such plan is approved by the OCC, may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OCC is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

         Any national bank that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier I risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of it operations and include a forced merger or acquisition of the bank. Any national bank that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on it activities in addition to those applicable to significantly undercapitalized associations. In addition, the OCC must appoint a receiver (or conservator with the concurrence of the FDIC) for a national bank, with certain limited exception, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OCC, including the appointment of a conservator or a receiver.

         The OCC is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         See the discussion under "Regulatory Capital" in Management's Discussion and Analysis of Financial Condition and Results of Operations. During 2001, Franklin's capital levels remained significantly above the "well-capitalized" OCC classification.

Limitations on Dividends and Other Capital Distributions

         As a national bank, Franklin's ability to pay dividends is governed by the National Bank Act and OCC regulations. Under such statute and regulations, all dividends by a national bank must be paid out of current or retained net profits, after deducting reserves for losses and bad debts. The National Bank Act further restricts the payment of dividends out of net profits by prohibiting a national bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until one-tenth of the national bank's net profits for the preceding two half-year periods in the case of annual dividends, are transferred to the surplus fund. In addition, the prior approval of the OCC is required for the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

         The OCC has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. In addition, Franklin would be prohibited by federal statute and the OCC's prompt corrective action regulations from making any capital distribution if, after giving effect to the distribution, it would be classified as "undercapitalized" under the OCC's regulations. See "-Regulatory Capital Requirements - Prompt Corrective Action."

Community Reinvestment Act

         Under the Community Reinvestment Act ("CRA"), every FDIC-insured institution, including national banks, has a continuing and affirmative obligation, consistent with safe and sound banking practices, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OCC, in connection with the examination of Franklin, to assess its record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Franklin. An unsatisfactory rating may be used as the basis for the denial of an application by the OCC.

         Due to the heightened attention being given to the CRA in the past few years, Franklin may be required to devote additional funds for investment and lending in its local community. Franklin was examined for CRA compliance in 1999 and received a satisfactory rating.

Federal Reserve System

         As a national bank, Franklin is required to become a member of the Federal Reserve System and subscribe for stock in the Federal Reserve Bank ("FRB") of Chicago in an amount equal to 6% of its paid in capital and surplus (payment for one-half is initially required with the remainder subject to call by the FRB). At December 2001, Franklin had $1.5 million in FRB stock.

         The FRB requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At December 31, 2001, Franklin was in compliance with these reserve requirements.

Federal Home Loan Bank System

         Franklin is currently a member of the FHLB of Indianapolis, which is one of 12 regional FHLB's that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its member within its assigned region. It is funded primarily from proceeds derived from the sale of consolidation obligations of the FHLB System. It makes loans to members (i.e. advances) in accordance with policies and procedures, established by the board of directors of the FHLB which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all loan advances are required to provide funds for residential home financing.

         As a member, Franklin is required to purchase and maintain stock in the FHLB of Indianapolis. At December 31, 2001, Franklin had $5.9 million in FHLB stock, which was in compliance with this requirement. In past years, Franklin has received substantial dividends on its FHLB stock. Over the past five calendar years such dividends have averaged 8.00% and averaged 7.39% for calendar year 2001.

EMPLOYEES

         At December 31, 2000, the Bank had a total of 193 full-time equivalent employees, none of whom were employed pursuant to collective bargaining agreements. The Bank considers its relations with its employees to be satisfactory.

ITEM 2. PROPERTIES

         Franklin leases space for its executive offices located at 24725 West Twelve Mile Road, Southfield, Michigan 48034. The term of the lease expires on January 11, 2003. Rental adjustments began to accrue January 11, 1994, and will continue each year until the lease expires. Franklin has the option to extend the lease for one additional period of five years.

         Franklin also leases its Southfield branch office located at 26336 West Twelve Mile Road, Southfield, Michigan 48034.

         Franklin owns its approximately 2,200 square-foot Grosse Pointe Woods branch office located at 20247 Mack Avenue. This property had a net book value of $320,402 at December 31, 2001.

         Franklin leases its Birmingham branch office located at 479 Old South Woodward Avenue. The building's lease expires May 1, 2007, but carries an option to renew the lease for an additional 20-year term.

ITEM 3. LEGAL PROCEEDINGS

         From time to time, Franklin is a party to routine legal proceedings arising out of its general lending activities and other operations. However, there are no material pending legal proceedings to which the Bank or its subsidiary are a party, or to which any of their property is subject, which, if determined adversely to Franklin or its subsidiary, would individually or in the aggregate have a material adverse effect on its consolidated financial position.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         There were no matters submitted to a vote of security holders during the fourth quarter of 2001.

                                     PART II

ITEM 5. MARKET FOR AND DIVIDENDS ON THE BANK'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS

         The information with respect to the market for and dividends on the Bank's common stock and related shareholder matters is included under the heading "Investor Information" on page 41 of the Annual Report to Shareholders attached to this Form 10-K as Exhibit 13 and incorporated herein by reference.

ITEM 6. SELECTED FINANCIAL DATA

         The information with respect to selected financial data is included in the table entitled "Ten Year Summary of Selected Consolidated Financial Data" on page 4 of the Annual Report to Shareholders attached to this Form 10-K as
Exhibit 13 and incorporated herein by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

         The information with respect to management's discussion and analysis of financial condition and results of operation is contained under the heading "Management's Discussion and Analysis" on pages 6 through 18 of the Annual Report to Shareholders attached to this Form 10-K as Exhibit 13 and incorporated herein by reference.

         Except for the historical information contained herein, the matters discussed in this report may be deemed to be forward-looking statements that involve risk and uncertainties. Words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ include those listed below and other risks detailed from time to time in the Bank's Securities Exchange Act of 1934 reports, including the report on Form 10-K for the year ended December 31, 2001. These forward-looking statements represent the Bank's judgment as of the date of this report. The Bank disclaims, however, any intent or obligation to update these forward-looking statements.

         Future factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations including implementation of the Act and its effects; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national economy. These are representative of the future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         The information with respect to quantitative and qualitative market risk is contained under the heading "Interest Rate Sensitivity" on pages 17 and 18 of the Annual Report to Shareholders attached to this Form 10-K as Exhibit 13 incorporated herein by reference.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The auditor's report, notes and Consolidated Financial Statements included on pages 21 through 39 in the Annual Report to Shareholders are attached to this Form 10-K as Exhibit 13 and incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK

         The information with respect to directors and executive officers of the Bank is included in the definitive Proxy Statement in the section subtitled "Election of Directors," which is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION

         The information regarding executive compensation is included in the definitive Proxy Statement in the section subtitled "Compensation Committee Report on Executive Compensation," which is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The information with respect to the security ownership of certain beneficial owners and management is included in the definitive Proxy Statement in the section subtitled "Principal Shareholders," which is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The information regarding certain relationships and related transactions is included in the definitive Proxy Statement in the section subtitled "Transactions with Franklin," which is incorporated herein by reference.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

         The following documents are filed as part of this report:

(a) (1) FINANCIAL STATEMENTS

         The following financial statements of Franklin Bank are incorporated herein by reference from the Annual Report to Shareholders. Page number references are to the Annual Report to Shareholders.

                                                                                                           Page(s)

Management's Letter............................................................................................22
Report of Independent Certified Public Accountants.............................................................22
Consolidated Statements of Financial Condition at December 31, 2001 and 2000...................................23
Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999.........................24
Consolidated Statements of Comprehensive Income for the years ended December 31, 2001,
         2000 and 1999.........................................................................................25
Consolidated Statements of Shareholders' Equity for the years ended December 31, 2001,
         2000 and 1999.........................................................................................25
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999..............................................................................................26
Notes to Consolidated Financial Statements.....................................................................27

(a) (2) FINANCIAL STATEMENT SCHEDULES

ALL OTHER FINANCIAL STATEMENT SCHEDULES HAVE BEEN OMITTED AS THE REQUIRED INFORMATION IS INAPPLICABLE.

(a) (3) EXHIBITS

                                                                                                            SEQUENTIAL PAGE NUMBER
  EXHIBIT                                                                                                  WHERE ATTACHED EXHIBITS
    NO.                    DOCUMENT                                                                        ARE LOCATED IN THE 10-K
     3(i)                  Articles of Incorporation of the Bank......................................Incorporated by reference to
                                                                                                 Form F-2 dated December 31, 1991

     3(ii)                 Bylaws of the Bank.........................................................Incorporated by reference to
                                                                                                 Form F-2 dated December 31, 1991

                           Amended Bylaws  of the Bank.................................................Incorporated by reference to
                                                                                                 Form 10-K dated December 31, 1993
     3(iii)                Articles of Incorporation of
                           Franklin Finance Corporation................................................Incorporated by reference to
                                                                                                 Form 10-K dated December 31, 1997

     3(iv)                 Restated Bylaws of Franklin Finance
                           Corporation.................................................................Incorporated by reference to
                                                                                                 Form 10-K dated December 31, 1997

     4(i)                  Subordinated Debt Indenture Agreement

                  dated December 1, 1992............................................................Incorporated by reference to
                                                                                              Form 10-K dated December 31, 1992

     4(ii)        Certificate of Designation of 8.70%
                  Noncumulative Exchangeable Preferred Stock,
                  Series A of Franklin Finance Corporation..........................................Incorporated by reference to
                                                                                              Form 10-K dated December 31, 1997

     10(i)        Key Executive Stock Option Plan  (1986)...........................................Incorporated by reference to
                                                                                              Exhibit 5 (d) of Form F-2 dated
                                                                                              December 31, 1991

     10(ii)       Directors' Stock Option Plan (1986)...............................................Incorporated by reference to
                                                                                              Exhibit 5 (e) of Form F-2 dated
                                                                                              December 31, 1991

     10(iii)      Employee Stock Ownership Plan.....................................................Incorporated by reference to
                                                                                              Exhibit 5 (j) of Form F-2 dated
                                                                                              December 31, 1991

     10(iv)       Employee Stock Ownership Trust Agreement....................................Incorporated by reference to
                                                                                              Exhibit 5 (k) of Form F-2 dated
                                                                                              December 31, 1991

     10(v)        Form of Director Severance Agreement..............................................Incorporated by reference to
                                                                                              Exhibit 10 of Form 10-K dated
                                                                                              December 31, 1994

     10(vi)       Form of Officer Severance Agreement...............................................Incorporated by reference to
                                                                                              Exhibit 10 of Form 10-K dated
                                                                                              December 31, 1994

     10(vii)      Directors' Stock Option Plan (1994)...............................................Incorporated by reference to
                                                                                              Exhibit 10 of Form 10-K dated
                                                                                              December 31, 1994
     10(viii)     Key Executive Incentive Stock Option
                  Plan (1994).......................................................................Incorporated by reference to
                                                                                              Exhibit 10 of Form 10-K dated
                                                                                              December 31, 1994
     10(ix)       Form of Directors' Option Agreement
                  (1994)............................................................................Incorporated by reference to
                                                                                              Exhibit 10 of Form 10-K dated
                                                                                              December 31, 1994
     10(x)        Form of Key Executive Option Agreement
                  (1994)............................................................................Incorporated by reference to
                                                                                              Exhibit 10 of Form 10-K dated
                                                                                              December 31, 1994

     10(xi)       Amendment to Key Executive Stock Option
                  Plan..............................................................................Incorporated by reference to
                                                                                              Exhibit 10 of Form 10-K dated
                                                                                              December 31, 1998
     10(xii)      Amendment to Directors' Stock Option
                  Plan..............................................................................Incorporated by reference to
                                                                                              Exhibit 10 of Form 10-K dated
                                                                                              December 31, 1998

     10(xiii)     Amended  Key Executive Stock Option
                  Plan..............................................................................Incorporated by reference to
                                                                                              Exhibit 10(a) of Form 10-K dated
                                                                                              December 31, 1996

     10(xiv)      Franklin Bank Dividend Reinvestment Plan..........................................Incorporated by reference to
                                                                                              Exhibit 10(b) of Form 10-K dated
                                                                                              December 31, 1996

     10(xv)       Residential Mortgage Loan Purchase Agreement
                  and Commercial Mortgage Loan Purchase
                  Agreement with Franklin Finance Corporation.......................................Incorporated by reference to
                                                                                              Exhibit 10(a) of Form 10-K dated
                                                                                              December 31, 1997

     10(xvi)      Residential  Mortgage Loan Servicing Agreement
                  and Commercial Mortgage Loan Servicing Agreement
                  with Franklin Finance Corporation.................................................Incorporated by reference to
                                                                                              Exhibit 10(b) of Form 10-K dated
                                                                                              December 31, 1997

     10(xvii)     Advisory Agreement between Franklin Finance
                  Corporation and the Bank..........................................................Incorporated by reference to
                                                                                              Exhibit 10(c) of Form 10-K dated
                                                                                              December 31, 1997

     10(xviii)    Letter of employment between the Bank and David L. Shelp...........................*

     11           Statement regarding computation of per share
                  earnings..........................................................................Incorporated by reference to
                                                                                              Footnote 15 in Annual Report
                                                                                              to Shareholders filed
                                                                                              herewith  as Exhibit 13

     13           Annual Report to Shareholders for period ended
                  December 31, 2001.................................................................24

     21           Subsidiaries of Registrant........................................................68

     24.1         Powers of Attorney................................................................Included on signature page

*                 Filed herewith

(b) REPORTS ON FORM 8-K

         None during fourth quarter of 2001.

(c) EXHIBITS

         See Item 14(a)(3)

(d) FINANCIAL STATEMENT SCHEDULES

         None

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         FRANKLIN BANK, N.A.

March 28, 2002                           By: /s/ David L. Shelp
                                             ------------------------------
                                                 David L. Shelp, President,
                                                 Chief Executive Officer, and
                                                 Chief Financial Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David F. Simon and David L. Shelp, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Franklin Bank, N. A.), to sign and file pursuant to the Securities Exchange Act of 1934, as amended, any and all amendments to this Annual Report on Form 10K together with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated


 /s/ David F. Simon                         /s/ William E. Murcko
---------------------------------------     ------------------------------------
(David F. Simon, Chairman of the Board)     (William E. Murcko, Director)

 /s/ David L. Shelp                         /s/ John W. Palmer
---------------------------------------     ------------------------------------
(David L. Shelp,  President and CEO)        (John W. Palmer, Director)

 /s/ Richard J. Lashley                     /s/ Dean A. Friedman
---------------------------------------     ------------------------------------
(Richard J. Lashley, Director)              (Dean A. Friedman, Director)

/s/ Herbert N. Glass                        /s/ Irving R. Beimler
---------------------------------------     ------------------------------------
(Herbert N. Glass, Director)                (Irving R. Beimler, Director)

                                 EXHIBITS INDEX

EXHIBIT                                                                                       PAGE NO.
10       Letter of employment between the Bank and David L. Shelp................................20

13       Annual Report to Shareholders for period ended December 31, 2001........................24

21       Subsidiaries of Registrant..............................................................68

24.1     Power of Attorney.................................................Included on signature page

                           SUBSIDIARIES OF REGISTRANT


At December 31, 2001, the operating subsidiary of the Registrant was:


         Franklin Finance Corporation, a Michigan corporation

                                                              [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT

                    CORPORATE PROFILE AND MARKET DESCRIPTION


Franklin Bank, N.A. (the "Bank") is a nationally chartered commercial bank headquartered in Southfield, Michigan. The Bank conducts its business through three banking offices and one business center branch catering primarily to business customers.

The Bank's deposit and lending activities reflect the Bank's niche business strategy of primarily serving the substantial number of small to medium sized businesses, their owners and individual customers in its primary Tri-County market area, Oakland, Macomb and Wayne.

The area has enjoyed and continues to benefit from a growth-oriented economy for several years. While metropolitan Detroit is still the nation's automotive capital, the local economy is far more diversified than it was 20 years ago. Large concentrations of professionals and non-automotive related business service companies are present in Franklin's market area.

The Bank attracts its target group of small to medium sized businesses through the promotion of select products and services including commercial checking accounts, small business lines of credit and commercial real estate mortgages. The Bank competes aggressively for this business through programs such as direct calling on customers and referral sources such as attorneys, accountants, and business contacts, as well as award winning advertising.

At $533 million in assets as of December 31, 2001, Franklin Bank is the only independent commercial bank headquartered in Oakland County with assets between $200 million and $10 billion. In Franklin's market, three super regional financial institutions control approximately two-thirds of the deposit share and dominate the consumer and large business markets. In recent years, several significant new banks have opened, but none of these have yet gained significant momentum to be considered serious competitors.

FINANCIAL SUMMARY

Franklin Bank reported net income of $6.8 million or $1.86 per diluted share, in 2001, compared to $117,398, or $0.03 per diluted share in 2000 and $3.0 million or $0.83 per diluted share in 1999. The return on average common equity was 17.36% in 2001, up from 0.35% in 2000 and up from 8.76% in 1999. The return on average assets was 1.30% in 2001 as compared to 0.02% in 2000 and 0.58% in 1999.

                              FINANCIAL HIGHLIGHTS

                                                                                               PERCENT
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)                         2001         2000             CHANGE
                                                            -------------------------------------------
FOR THE YEAR
   Net income                                               $       6,840  $        117        5,746.0%
   Net income before merger and severance expenses                  7,395         2,983          148.0
   Net interest income (before provision for loan losses)          28,272        28,093            0.6
   Non-interest income
    (less gains on sale of loans and investments)                   4,629         4,596            0.7
   Return on average common shareholders' equity                    17.36%         0.35%       4,858.8
   Return on average assets                                          1.30%         0.02%       6,379.2

PER SHARE
   Diluted earnings                                         $        1.86  $       0.03        6,100.0
   Diluted earnings before merger and
    severance expenses                                               2.01          0.84          139.3
   Cash dividends paid - common                                      0.28          0.28            0.0

AT YEAR-END
   Assets                                                   $     532,559  $    521,971            2.0
   Loans                                                          325,325       316,124            2.9
   Deposits                                                       389,358       387,919            0.4
   Total shareholders' equity                                      42,179        35,288           19.5
   Total capital                                                   60,001        51,245           17.1
   Book value                                                       11.69          9.93           17.7
   Market price                                                     17.60         11.63           51.3
   Total shares outstanding                                     3,607,542     3,552,550            1.5

                               TABLE OF CONTENTS


Financial Highlights                                            1

Letter to Shareholders                                          2

Ten Year Summary                                                4

Quarterly Summary                                               6

Management's Discussion
  & Analysis                                                    7

Management's Letter                                            22

Report of Independent
  Certified Public
  Accountants                                                  22

Financial Statements                                           23

Notes                                                          27

Investor Information                                           41

Directors                                                      42

Officers                                                       43

[FRANKLIN LOGO]
2001 ANNUAL REPORT

LETTER TO SHAREHOLDERS

My opening paragraph in last year's letter to shareholders read: "Significant change and the repositioning of Franklin Bank for the future marked the past year. We believe the net effect of these changes will lead to a more focused organization, improved fundamentals and, ultimately, increased shareholder value."

How did we do? Well, the year ended December 31, 2001 was a record earnings year for the Bank! Our fully diluted earnings per share were $1.86, the return on average shareholders' equity was 17.36% and the return on average assets was 1.30%. The book value per common share increased from $9.93 at December 31, 2000 to $11.69 at December 31, 2001. Our stock price improved from a closing price of $11.63 at December 31, 2000, to $17.60 at December 31, 2001.

The Bank's net interest margin was 5.75% for the year ended December 31, 2001 compared to 5.62% for the year ended 2000. This was achieved despite experiencing a 4.75% drop in the prime-lending rate during 2001. We completed the fourth quarter of 2001 with a strong net interest margin of 5.38%.

As promised in last year's letter, the efforts of the restructuring process that occurred late in the fourth quarter of 2000 resulted in a decrease in 2001 in core non-interest expense in 2001 (defined as total non-interest expense excluding severance and merger expenses) of $3.1 million, or 13.78%.

Loan quality also improved during the year. Loans 30 days or more past due declined to 0.72% from 0.87% at December 31, 2000. Net charge-offs were $946,104 during 2001 compared to $3.3 million during the year ended December 31, 2000, an improvement of 248.8%!

As promised, the Bank delivered a very robust Internet banking product during 2001. This product has features that set Franklin Bank apart from other local banks such as real time balances, images of checks written and deposited, re-order of checks, the ability to initiate a wire transfer, set up of additional users, and the ability to customize the access levels for the users of the product. This feature is especially helpful for our business customers. This product linked with our other services such as free ATM deposit services, and courier pickup of deposits help to continue our focus on attracting small and medium sized business customers to the friendly community bank atmosphere that Franklin Bank delivers every business day.

The success of this past year could not have been accomplished without the dedication of the employees and the support of the Board of Directors. To each of these groups, I, and the other members of the executive officer team, say "Thank you."

What is ahead for Franklin Bank in the year 2002? Many very exciting changes are expected to occur during the upcoming year. We recently announced the formation of a new bank holding company, Franklin Bancorp, Inc., which we expect to be completed by the middle of 2002.

                                                              [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT

                             LETTER TO SHAREHOLDERS

The new bank holding company will present us with the opportunity to investigate possible strategic opportunities in the areas of insurance sales as well as providing financial or investment advisory services, among others. It also allows for capital management opportunities, including stock repurchases.

Our "customer driven" Strategic Plan stresses providing superior customer service. We continue to remain well aware that without customer loyalty Franklin cannot continue to grow and prosper. Our objective for 2002 is to continue to follow and expand upon what worked so well for us in 2001; that is, sticking to our Strategic Plan of attracting small and medium sized business customers.

With this continued plan and vision, Franklin expects to once again deliver improved earnings per share and a strong return on equity during 2002 for you, our shareholders. Consistent improvement in the Bank's earnings performance is the goal of this management team. We are enthusiastic about our plans for the year ahead and eager to continue to improve on the Bank's 2001 record-breaking financial performance. We thank you for your patience and continued approval of our business strategy. We strive to always maintain your approval through earnings improvement, asset quality improvement, and most of all through customer loyalty and satisfaction.

                             [DAVID L. SHELP PHOTO]

                             /S/ DAVID L. SHELP
                             DAVID L. SHELP, PRESIDENT AND CEO

[FRANKLIN LOGO]
2001 ANNUAL REPORT

TEN YEAR SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              ---------------------------------------------
AT OR FOR THE YEARS ENDED DECEMBER 31,                             2001            2000            1999
                                                              ---------------------------------------------
INCOME AND EXPENSE ITEMS
Total interest income                                         $     38,809    $     40,789    $      36,651
Total interest expense                                              10,537          12,697           10,493
Net interest income                                                 28,272          28,093           26,158
Provision for loan losses                                            1,859           3,693            1,226
Non-interest income                                                  5,714           4,089            4,154
Non-interest expense                                                20,127          26,715           23,121
Income before accounting changes and extraordinary items (1)         8,641           1,918            4,757
Net income before preferred stock dividends (5)                      8,641           1,918            4,757
Net income applicable to common shares (5)                           6,840             117            2,956

BALANCE SHEET ITEMS
Total assets                                                  $    532,559    $     527,971   $     516,646
Total average assets                                               527,830          527,247         512,643
Loans                                                              325,325          316,124         275,621
Deposits                                                           389,358          387,919         400,365
Borrowings                                                          79,606           82,326          62,521
Common shareholders' equity (3)                                     42,179           35,288          33,066
Total shareholders' equity                                          42,179           35,288          33,066
Shares outstanding (2)                                           3,607,542        3,552,550       3,509,537

PER SHARE
Book value (2)                                                $      11.69    $        9.93   $        9.42
Basic earnings (2)(5)                                                 1.92             0.03            0.84
Diluted earnings (2)(5)                                               1.86             0.03            0.83
Cash dividends declared - Common (2)(4)                               0.28             0.28            0.28
Cash dividends paid - Common (2)                                      0.28             0.28            0.28
Dividend payout ratio - Common (2)(4)                                 14.6%           842.1%           33.2%
Market price
   End of period                                              $      17.60    $       11.63   $        9.56
   52 week high                                                      17.60            11.63           11.50
   52 week low                                                       11.03             7.00            7.13

ASSET QUALITY
Nonperforming assets to total assets                                  0.68%            0.71%           1.06%
Net charge-offs to average loans                                      0.29             1.12            0.78

KEY RATIOS
Net interest margin                                                   5.75%            5.62%           5.58%
Net interest spread                                                   4.30             3.72            3.94
Operating expenses to average assets                                  3.81             5.07            4.51
Return on average assets                                              1.30             0.02            0.58
Return on average common shareholders' equity                        17.36             0.35            8.76

(1) THE ACCOUNTING CHANGE OF $178,377 FOR 1993 RESULTED FROM THE IMPLEMENTATION OF SFAS NO. 109 - "ACCOUNTING FOR INCOME TAXES." THE EXTRAORDINARY ITEM OF $574,069 AFTER TAX IN 1992 WAS DUE TO DEBT REFINANCING.

(2) ADJUSTED FOR THE 5% COMMON STOCK DIVIDENDS DECLARED JANUARY 30, 1998, AND PAID MARCH 2, 1998, DECLARED DECEMBER 17, 1996, AND PAID JANUARY 24, 1997, DECLARED DECEMBER 19, 1995 AND PAID JANUARY 16, 1996, DECLARED DECEMBER 15, 1994 AND PAID JANUARY 17, 1995 AND DECLARED DECEMBER 16, 1993 AND PAID FEBRUARY 1, 1994 AND THE 7% COMMON STOCK DIVIDEND DECLARED JANUARY 27, 1992 AND PAID FEBRUARY 24, 1992.

(3)  PREFERRED STOCK REMAINING AT DECEMBER 31, 1993 WAS ENTIRELY
     CONVERTED/REDEEMED IN 1994. THE CONVERSION OF THE PREFERRED STOCK INTO COMMON STOCK WAS THE PRIMARY CAUSE FOR THE INCREASE IN THE COMMON SHAREHOLDERS' EQUITY IN 1994.

                                                              [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT

--------------------------------------------------------------------------------------------------------------
        1998            1997            1996            1995            1994            1993            1992
--------------------------------------------------------------------------------------------------------------
   $    39,800      $   40,541     $    39,707      $   36,656      $   29,397      $   28,275      $   31,441
        12,806          15,820          18,113          18,291          14,031          15,271          20,894
        26,994          24,722          21,595          18,365          15,366          13,004          10,547
         4,335           6,600           2,410           1,051             220             180             290
         4,176           4,159           3,721           3,337           3,111           2,612           1,702
        21,356          19,506          21,609          15,856          14,882          12,171           9,733
         4,430           2,091             906           3,356           2,396           2,155           1,447
         4,430           2,091             906           3,356           2,396           2,334             873
         2,628           2,042             906           3,356           1,999           1,516              45


       503,262         503,467         495,793         487,137         426,810         389,460         391,029
       504,189         487,424         478,559         434,536         400,178         387,485         400,889
       322,833         377,269         396,137         353,861         303,871         312,349         331,512
       441,539         440,758         401,890         399,866         353,315         332,680         340,910
         7,475           7,475          61,088          52,750          39,048          27,790          24,100
        33,284          31,571          30,336          30,931          25,935          15,897          14,193
        33,284          31,571          30,336          30,931          25,935          24,977          23,393
     3,507,107       3,498,985       3,481,322       3,472,436       3,465,780       1,762,736       1,676,452


   $      9.49      $     9.02     $      8.71      $     8.91      $     7.48      $     9.02      $     8.47
          0.75            0.59            0.26            0.97            0.79            0.87            0.03
          0.72            0.56            0.25            0.95            0.71            0.69            0.03
          0.21            0.24            0.24            0.17            0.23            0.18
          0.21            0.24            0.24            0.23            0.23            0.18
          28.8%           39.1%           83.3%           16.1%           27.0%           20.4%

   $     10.88      $    18.00     $     11.75      $    13.00      $     8.25      $     8.75      $     8.00
         18.25           18.25           12.50           13.00            9.75           10.50            9.50
          8.13           11.00            9.25            7.25            7.00            7.75            6.38


          0.88%           2.07%           3.08%           2.42%           1.77%           2.35%           1.91%
          0.84            1.71            0.58            0.49            0.19            0.18            0.07


          5.92%           5.48%           4.89%           4.48%           4.11%           3.49%           2.72%
          4.10            4.08            3.75            3.45            3.40            2.97            2.33
          4.21            4.00            4.52            3.65            3.72            3.14            2.43
          0.52            0.43            0.19            0.77            0.60            0.60            0.22
          8.09            6.56            2.93           11.96           11.98           15.51            6.66

(4) CASH DIVIDENDS WERE PAID ON THE COMMON SHARES FOR 20 CONSECUTIVE QUARTERS BEGINNING WITH THE FIRST QUARTER OF 1993 THROUGH THE FOURTH QUARTER OF 1997. HOWEVER, UNLIKE PRIOR YEARS, THE FOURTH QUARTER 1995 DIVIDEND WAS DECLARED IN JANUARY, 1996 AND CAUSES THE CASH DIVIDENDS DECLARED AND THE DIVIDEND PAY OUT RATIOS TO VARY IN YEAR TO YEAR COMPARISONS.

(5) NET INCOME FOR THE YEAR ENDED 1996 INCLUDED THE ONE TIME SPECIAL FDIC ASSESSMENT FOR AN AFTER TAX EXPENSE OF $1.6 MILLION.

[FRANKLIN LOGO]
2001 ANNUAL REPORT

            QUARTERLY SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

                                  (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                2001
                                                          -------------------------------------------------
                                                             FIRST       SECOND       THIRD        FOURTH
                                                            QUARTER      QUARTER     QUARTER       QUARTER
                                                          -------------------------------------------------
Interest income                                           $   10,126   $    9,839   $    9,646   $    9,198
Interest expense                                               3,057        2,715        2,523        2,242
-----------------------------------------------------------------------------------------------------------
    Net interest income                                        7,069        7,124        7,123        6,956
Provision for loan losses                                        450          450          600          359
-----------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses        6,619        6,674        6,523        6,597

Non-interest income                                            1,538        1,468        1,382        1,326

Merger and other related charges                                 353           33            5          384
Other non-interest expenses                                    5,075        5,079        4,634        4,563
-----------------------------------------------------------------------------------------------------------
    Income before provision for federal income taxes           2,729        3,030        3,266        2,976
-----------------------------------------------------------------------------------------------------------
Provision for federal income taxes                               741          839          929          852
-----------------------------------------------------------------------------------------------------------
Net income before preferred stock dividends                    1,988        2,191        2,337        2,124
-----------------------------------------------------------------------------------------------------------
Preferred stock dividends of subsidiary                          450          450          450          450
-----------------------------------------------------------------------------------------------------------
    Net income                                            $    1,538   $    1,741   $    1,887   $    1,674
===========================================================================================================

Income per common share

    Net income per common share
        Basic                                             $     0.43   $     0.49   $     0.53   $     0.47
        Diluted                                                 0.42         0.47         0.51         0.45
    Average common shares outstanding
        Basic                                              3,552,550    3,569,864    3,571,597    3,584,422
        Diluted                                            3,632,265    3,676,890    3,699,777    3,713,005


                                                                                          2000
                                                                 ------------------------------------------------------
                                                                    FIRST        SECOND          THIRD        FOURTH
                                                                   QUARTER       QUARTER        QUARTER       QUARTER
                                                                 ------------------------------------------------------
Interest income                                                  $     9,837   $    10,135    $    10,317   $    10,499
Interest expense                                                       3,006         3,163          3,305         3,223
-----------------------------------------------------------------------------------------------------------------------
    Net interest income                                                6,831         6,972          7,012         7,276
Provision for loan losses                                                555         1,152            735         1,251
-----------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                6,276         5,820          6,277         6,025

Non-interest income                                                    1,001           901          1,157         1,031

Merger and other related charges                                       2,272            80          1,862
Other non-interest expenses                                            5,630         5,483          5,424         5,964
-----------------------------------------------------------------------------------------------------------------------
    Income before provision (benefit) for federal income taxes         1,647        (1,034)         1,930          (770)
Provision (benefit) for federal income taxes                             359          (445)           463          (521)
-----------------------------------------------------------------------------------------------------------------------
Net income (benefit) before preferred stock dividends                  1,288          (589)         1,467          (249)
Preferred stock dividends of subsidiary                                  450           450            450           450
-----------------------------------------------------------------------------------------------------------------------
    Net income (loss)                                            $       838   $    (1,039)   $     1,017   $      (699)
=======================================================================================================================

Income (loss) per common share

    Net income (loss) per common share
        Basic                                                    $      0.24   $     (0.29)   $      0.29   $     (0.20)
        Diluted                                                         0.24         (0.29)          0.29         (0.20)
    Average common shares outstanding
        Basic                                                      3,517,249     3,527,378      3,547,636     3,551,144
        Diluted                                                    3,564,632     3,527,378      3,567,511     3,551,144

                                                              [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

NET INTEREST INCOME

Net interest income is interest earned on loans and investments less interest paid for deposits and other borrowed funds. That net result, plus the impact of net non-interest-bearing funds, expressed as a percentage of average interest-earning assets, is the Bank's net interest margin.

Net interest income and net interest margin are influenced by increases or decreases in the volume of earning assets or interest paying liabilities, and the change in the average rate of interest earned on earning assets or paid for deposits or other borrowed funds.

Net interest income for 2001, 2000 and 1999 was $28.3 million, $28.1 million and $26.2 million, respectively. This represents an increase in net interest income of 0.64% when comparing the year ending 2001 to 2000 and an increase of 7.39% when comparing 2000 to 1999. Net interest margin for those same periods was 5.75%, 5.62% and 5.58%, respectively.

Factors that contributed to the Bank's increase in net interest income during the year 2001 include increased average earning balances in the loan portfolio and in particular the commercial real estate and installment lending portfolios. The increase in installment lending was primarily home improvement loans originated through a joint marketing relationship with MichCon, now DTE, one of Michigan's largest utility companies. Commercial lending average balances increased by $38.2 million. However, a decrease in the average rate earned on commercial loans of 0.84% occurred due to the significant drop in the national prime rate during 2001. The average balance in consumer lending increased during the year by $7.6 million.

The average rate earned on the loan portfolio decreased for the year by 0.72%. In spite of this loan interest rate activity, the interest earned on loans increased by $320,627 when comparing the years ending December 31, 2001 and 2000. This is due to the increase in the average balance of loans when comparing the year ended December 31, 2001 and 2000.

During this same period, the average dollars invested in other interest-earning assets, such as U.S. treasury and mortgage-backed securities, and interest-earning deposits decreased by $35.7 million with a decrease in the average rate earned on these investments of 0.07%. This decrease in both the volume and rate resulted in a decrease in interest income of $2.3 million as noted in the decline in interest earning asset balances when comparing the year ended December 31, 2001 and 2000.

The combination of the loan and other interest-earning assets resulted in a decrease in interest income of $2.0 million when comparing year-end December 31, 2001 to 2000. This decrease was the result of both a decline in yield and the average balance of interest earning assets of 0.27% and $8.2 million respectively between the year ended December 31, 2001 and 2000.



NET INTEREST INCOME VOLUME/RATE -- TABLE 1

(DOLLARS IN THOUSANDS)                                        2001/2000                       2000/1999
                                                    ----------------------------------------------------------------
                                                        INCREASE/(DECREASE)*IN          INCREASE/(DECREASE)*IN
                                                     VOLUME    RATE/YIELD     NET     VOLUME    RATE/YIELD     NET
                                                    ----------------------------------------------------------------
INTEREST INCOME
Loans                                                $ 2,532    $(2,211)   $   321    $ 1,344    $   848    $ 2,192
Investment securities
    U.S. treasuries and mortgage-backed securities    (2,322)       104     (2,218)     1,806        923      2,729
    Interest-bearing deposits with banks                  65       (106)       (41)    (1,210)       411       (799)
    Other                                                  7        (50)       (43)         2         15         17
-------------------------------------------------------------------------------------------------------------------
Total interest income                                    282     (2,263)    (1,981)     1,942      2,197      4,139
-------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                 632       (891)      (259)    (2,227)       726     (1,501)
FHLB advances                                          1,576       (474)     1,102      1,300          8      1,308
Subordinated debt                                       (250)      (251)      (501)      (134)                 (134)
Other borrowings                                      (1,935)      (567)    (2,502)     2,517         14      2,531
-------------------------------------------------------------------------------------------------------------------
Total interest expense                                    23     (2,183)    (2,160)     1,456        748      2,204
-------------------------------------------------------------------------------------------------------------------
Net interest income                                  $   259    $   (80)   $   179    $   486    $ 1,449    $ 1,935
===================================================================================================================

* THE CHANGE IN INTEREST DUE TO BOTH VOLUME AND RATE HAS BEEN ALLOCATED BETWEEN THE FACTORS IN PROPORTION TO THE RELATIONSHIP OF THE ABSOLUTE DOLLAR
  AMOUNTS OF THE CHANGE IN EACH.

[FRANKLIN LOGO] 2001 ANNUAL REPORT


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

On the liability side, total average deposits increased by $18.3 million or 8.82% while the average rate paid for the deposits decreased by 0.41% to 3.21% for the year ended 2001 compared to 3.62% for the year ended 2000. This resulted in a decrease in interest expense for deposits in a year to year comparison of $259,081. The decrease in deposits was in addition to a decrease in the average balance of other borrowed funds of $10.3 million. These funds had an average cost of 4.84% which was 1.78% lower than the 6.62% cost of other borrowed funds for the year ended December 31, 2000. The result was a decrease in the cost of other borrowed funds for the year ended 2001 when compared to 2000 by $1.9 million. The net effect was a reduction in interest expense when comparing year ended December 31, 2001 to 2000 by $2.2 million. The average balance of non-interest bearing DDAs decreased when comparing the year ended 2001 to 2000, with the average balance for 2001 at $172.6 million compared to $186.7 million for 2000 a decrease of $14.1 million.

Net interest income improved when comparing 2001 to 2000 due to a decrease in interest income on interest-earning assets being less than the decrease in the cost of funds by $179,618. This improvement in net interest income was achieved in spite of the declining average balance of earning assets and weighted average yield earned on those assets of $8.2 million and 0.27%, respectively, during 2001 when compared to 2000. The decrease in the amount of interest-earning assets corresponds with the decrease in the average amount of interest bearing liabilities of $8.0 million and the decrease in the weighted average rate paid on interest-bearing liabilities of 0.85% when comparing the year ended December 31, 2001 to 2000. Management anticipates an improvement for 2002 with regards to net interest income. The goal for 2002 is to increase the balance of non-interest bearing DDAs and to use these funds to increase the balances within the loan portfolio and/or reduce the level of other borrowed funds.

                                                                 [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT


                      MANAGEMENT'S DISCUSSION AND ANALYSIS


NET INTEREST INCOME -- TABLE 2

(DOLLARS IN THOUSANDS)                                            YEARS ENDED DECEMBER 31,
                                  ------------------------------------------------------------------------------------------
                                           2001                            2000                             1999
                                  ------------------------------------------------------------------------------------------
                                  AVERAGE                 YIELD/ AVERAGE              YIELD/   AVERAGE                YIELD/
                                  BALANCE      INTEREST    RATE  BALANCE   INTEREST    RATE    BALANCE     INTEREST    RATE
                                  ------------------------------------------------------------------------------------------
ASSETS
Loans
    Commercial                    $236,086     $ 20,527    8.69% $197,852   $18,860     9.53%  $163,152   $  15,260     9.35%
    Residential                     61,977        5,083    8.20    72,801     6,633     9.11     67,615       5,888     8.71
    Consumer                        22,520        2,747   12.20    14,890     1,813    12.18     13,499       1,475    10.93
    Lease financing                  2,581          308   11.94    10,163     1,038    10.21     35,731       3,529     9.88
----------------------------------------------------------------------------------------------------------------------------
Total loans                        323,164       28,665    8.87   295,706    28,344     9.59    279,997      26,152     9.34
U.S. treasuries and mortgage-
    backed securities              149,049        9,227    6.19   189,125    11,561     6.11    114,804       6,427     5.60
Tax-exempt municipal
    securities (1)                   2,502          115    4.60
Interest-bearing deposits
    with banks                       9,715          282    2.90     7,889       322     4.08     23,566       1,121     4.76
Other                                7,283          520    7.14     7,187       563     7.83     50,185       2,951     5.88
----------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets/
    interest income                491,713       38,809    7.89   499,907    40,790     8.16    468,552      36,651     7.82
----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks             22,353                         21,718                        26,079
All other assets                    18,324                          9,272                        21,856
Allowance for loan losses           (4,560)                        (3,650)                       (3,844)
----------------------------------------------------------------------------------------------------------------------------
Total assets                      $527,830                       $527,247                      $512,643
============================================================================================================================
LIABILITIES
Money markets                     $150,566     $  4,335    2.88% $146,476   $ 5,029     3.43%  $159,316   $   5,213     3.27%
Savings accounts                       276            5    1.73       306         8     2.61        305           8     2.62
Now checking                        16,667           95    0.57    14,757        85     0.58     11,423          83     0.73
Certificates                        25,870        1,303    5.04    22,733     1,092     4.80     35,557       1,686     4.74
Jumbo certificates                  32,179        1,500    4.66    22,995     1,283     5.58     41,059       2,008     4.89
----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits    225,558        7,238    3.21    07,267     7,497     3.62    247,660       8,998     3.63
FHLB advances                       51,806        2,454    4.74    20,464     1,352     6.61        774          44     5.68
Subordinated capital notes               0            0    0.00     5,914       501     8.47      7,475         635     8.49
Other                               16,492          845    5.13    52,219     3,347     6.41     14,865         816     5.48
----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
    liabilities/interest expense   293,856       10,537    3.59   285,864    12,697     4.44    270,774      10,493     3.88
----------------------------------------------------------------------------------------------------------------------------
Business/personal checking         172,621                        186,658                       186,905
Preferred stock                     19,500                         19,500                        19,509
Other liabilities                    2,443                          1,564                         1,701
Shareholders' equity                39,410                         33,661                        33,763
----------------------------------------------------------------------------------------------------------------------------
Total liabilities and
    shareholders' equity          $527,830                       $527,247                      $512,643
============================================================================================================================
Net interest income                            $ 28,272                    $ 28,093                       $  26,158
----------------------------------------------------------------------------------------------------------------------------
Net interest spread                                        4.30%                        3.72%                           3.94%
----------------------------------------------------------------------------------------------------------------------------
Impact of net non-interest-
    bearing source of funds                                1.45%                        1.90%                           1.64%
----------------------------------------------------------------------------------------------------------------------------
Net interest margin                                        5.75%                        5.62%                           5.58%
============================================================================================================================

INTEREST AND PRINCIPAL BALANCES PERTAINING TO NON-ACCRUAL LOANS ARE NOT INCLUDED FOR THIS ANALYSIS.

(1) INTEREST RATES ARE CALCULATED ON A FEDERAL TAX EQUIVALENT BASIS.

[FRANKLIN LOGO]
2001 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

ALLOWANCE FOR LOAN LOSSES

The provision for credit losses reflects management's evaluation of the adequacy of the allowance for credit losses. The allowance for credit losses represents management's assessment of probable losses inherent in the Bank's loan portfolio, including all binding commitments to lend. The allowance provides for probable losses that have been identified with specific borrowing customers and for probable losses inherent in the portfolio but that have not been specifically identified. The Bank allocates the allowance for credit losses to each loan category based on a defined methodology that has been in use for several years. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the Bank's loan review consultants. Business loans are defined as non-residential mortgages, commercial real estate construction, and commercial mortgage. A detailed review of the loan portfolio is performed on a quarterly basis to assess the credit quality of the Bank's commercial loan portfolio. A specific portion of the allowance is allocated to such loans based upon this review. The portion of the allowance allocated to the remaining business loans is determined by applying projected loss ratios to each risk rating based on both qualitative and quantitative factors. The portion of the allowance allocated to consumer and mortgage loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors such as recent charge-off experience, current economic conditions and trends, geographic dispersion of borrowers, and trends with respect to past due and non-accrual amounts.

At year-end 2001 the allowance for loan losses was $4.9 million compared to $4.0 million at year-end 2000 and $3.6 million at year-end 1999. During the year, provisions for loan losses decreased by $1.8 million compared to 2000 and increased by $632,500 when compared to provisions made during 1999. Recoveries were $1.4 million, $1.1 million and $1.7 million for 2001, 2000 and 1999, respectively. Net charge-offs decreased by 71.61% when comparing year ended 2001 to 2000, and by 56.49% when comparing 2001 to 1999. During calendar year 2001, management of the Bank continued its aggressive stance towards reducing troubled assets.

As a percentage of total loans, the allowance at year-end 2001, 2000 and 1999 was 1.50%, 1.25% and 1.30%, respectively. Management believes the allowance for loan losses is adequate at December 31, 2001. However, the adequacy of the allowance for loan losses is highly dependent upon management's estimates of variables affecting valuation and appraisals of collateral, current economic conditions that affect the Bank's lending customers, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic conditions of the borrowers. These estimates are reviewed periodically and adjustments, if necessary, are reported in the provision for credit losses in the periods in which they become known.

                                                                 [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

ALLOWANCE FOR LOAN LOSSES -- TABLE 3

                                                                              YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------------------------
                                                    2001              2000              1999              1998             1997
                                                 -----------------------------------------------------------------------------------
Balance at beginning of year                     $3,951,552        $3,584,301        $4,532,756        $3,180,810        $3,199,549
Provision for loan losses                         1,858,500         3,693,371         1,226,000         4,335,000         6,600,000

CHARGE-OFFS
  Commercial                                      1,143,857         2,327,440         1,088,866         2,210,799         2,302,191
  Residential                                        51,815           265,868                             139,379
  Overdrafts                                        124,043           142,506           325,000           502,488         2,956,478
  Consumer                                          847,638           667,646           235,340           153,738           190,751
  Lease financing                                   175,917         1,055,030         2,205,254         2,082,039         2,063,781
------------------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                 2,343,270         4,458,490         3,854,460         5,088,443         7,513,201

RECOVERIES
  Commercial                                        303,232            99,587           190,751           110,272           107,827
  Residential                                           148            39,980             1,500            12,736             1,327
  Overdrafts                                        118,548            42,570           391,202         1,196,947           142,515
  Consumer                                          558,100           114,464            85,626            88,346            72,050
  Lease financing                                   417,138           835,769         1,010,926           697,088           570,743
------------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                  1,397,166         1,132,370         1,680,005         2,105,389           894,462
Net charge-offs                                     946,104         3,326,120         2,174,455         2,983,054         6,618,739
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                           $4,863,948        $3,951,552        $3,584,301        $4,532,756        $3,180,810
====================================================================================================================================

ALLOWANCE AS A PERCENTAGE OF:
  Loans                                                1.50%             1.25%             1.30%             1.40%             0.84%
  Non-performing assets                              134.06            106.14             65.64            102.54             30.56
  Net charge-offs                                    514.10            118.80            164.84            151.95             48.06

NET CHARGE-OFFS TO
  Average loans outstanding                            0.29              1.12              0.78              0.84              1.71


ALLOCATION OF ALLOWANCE FOR LOAN LOSSES -- TABLE 4

(DOLLARS IN THOUSANDS)                                                     AT DECEMBER 31,
                                        -----------------------------------------------------------------------------------
                                                           2001                                         2000
                                        -----------------------------------------------------------------------------------
                                                    PERCENT OF                                 PERCENT OF
                                                    ALLOCATED                                  ALLOCATED
                                                    RESERVE TO       PERCENT OF                RESERVE TO      PERCENT OF
                                                       TOTAL         ALLOCATED                    TOTAL         ALLOCATED
                                                       LOANS         RESERVE TO                   LOANS         RESERVE TO
                                         AMOUNT     OUTSTANDING    TOTAL RESERVE   AMOUNT      OUTSTANDING    TOTAL RESERVE
                                         ------     -----------    -------------   ------      -----------    -------------
Commercial real estate loans             $1,423           0.44%         29.26%     $                    %              %
Commercial non-real estate loans          1,878           0.58          38.61       2,481           0.78          62.78
Residential loans                           403           0.12           8.28         257           0.08           6.50
Consumer loans                              542           0.17          11.15         250           0.08           6.33
Lease loans                                                                           278           0.09           7.03
Unallocated                                 618           0.19          12.70         686           0.22          17.36
---------------------------------------------------------------------------------------------------------------------------
Total                                    $4,864           1.50%        100.00%     $3,952           1.25%        100.00%
===========================================================================================================================

[FRANKLIN LOGO]
2001 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-INTEREST INCOME

Total non-interest income, excluding security and loan gains or losses, has increased by 0.72% or $33,269 when comparing the year ended 2001 to 2000. There was also an improvement when comparing 2000 to 1999 of $607,357 or 15.23%. The largest increase in the year to year comparison is in investment product income, which increased by 85.37% or $112,361 when comparing year ended 2001 to 2000. The decrease in fees on the business and personal checking accounts between the year ended 2001 and 2000 was the result of a decrease in the average balance of $14.0 million during 2001. This decrease in the fee income on business and personal checking accounts was partially offset during the year by an increase in loan processing and servicing fees of $37,276. With the increased activity in lending came an increase in loan processing fees. Management expects to see improvements in the level of fee income on business and personal checking accounts during 2002. Fee income for loan processing and investment service products are also expected to improve during 2002.

Total gain on sale of securities was $1.1 million for the year ended December 31, 2001. This is a 100% increase from 2000. Management does not expect similar results for 2002 based on current economic conditions and the composition of the Bank's investment portfolio.

NON-INTEREST EXPENSE

Before Merger and Severance
(DOLLARS IN MILLIONS)

[BAR GRAPH]


NON-INTEREST INCOME -- TABLE 5

(DOLLARS IN THOUSANDS)                                          YEARS ENDED             PERCENT CHANGE
                                             --------------------------------------------------------------------------
                                                2001          2000            1999             2000-01        1999-00
                                             --------------------------------------------------------------------------
Deposit account service charges               $ 3,595        $ 3,689         $ 3,177            (2.55)%         16.12%
Loan processing and servicing fees                325            288             202            12.95           42.57
Security and loan gains (losses)                1,085           (506)            165          (314.20)        (406.67)
Investment product income                         244            132             159            85.37          (16.98)
Other                                             465            486             451            (4.58)           7.76
-----------------------------------------------------------------------------------------------------------------------
Total non-interest income                     $ 5,714        $ 4,089         $ 4,154            39.73%          (1.53)%
=======================================================================================================================

NON-INTEREST EXPENSE

Total non-interest expense was $20.1 million, $26.7 million and $23.1 million for 2001, 2000 and 1999, respectively. Total compensation decreased by 13.03% in 2001 compared to the previous year's 0.33% increase from 1999 to 2000.

Taxes and supervisory fees were the only areas that had an increase in 2001. This expense showed an increase of approximately $107,000 or 28.40%. This increase in taxes and supervisory fees resulted primarily from an increase in State income tax levied during 2001 as compared to 2000. All other areas of non-interest expense showed decreases ranging from occupancy and equipment with a 0.61% decrease to supplies and printing of 38.50% and defaulted loan expense posting a decrease of 60.1% when comparing the year ended December 31, 2001 to 2000. The net result was a decrease in non-interest expense before merger and severance costs of $3.1 million or 14.00%. In last year's report, the Bank committed itself to reducing non-interest expense and improving asset quality. These results are expected to continue in 2002.

                                                                 [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


NON-INTEREST EXPENSE-- TABLE 6

(DOLLARS IN THOUSANDS)                                                      YEARS ENDED               PERCENT CHANGE
                                                                   ------------------------------------------------------------
                                                                     2001        2000        1999         2000-01      1999-00
                                                                   ------------------------------------------------------------
Salaries                                                           $  7,883    $  8,954    $  8,970        (11.96)%     (0.18)%
Employee benefits                                                     1,891       2,285       2,232        (17.26)       2.37
-------------------------------------------------------------------------------------------------------------------------------
Total compensation expense                                            9,774      11,239      11,202        (13.04)       0.33
Occupancy and equipment                                               3,332       3,353       3,441         (0.61)      (2.56)
Advertising                                                             799         863         828         (7.34)       4.23
Professional fees                                                       700         755         387         (7.30)      95.09
Federal insurance                                                       186         201         383         (7.30)     (47.52)
Taxes and supervisory fees                                              485         378         506         28.31      (25.20)
Supplies and printing                                                   375         610         695        (38.50)     (12.23)
Communication expense                                                   585         599         708         (2.28)     (15.40)
Defaulted loan expense                                                  401       1,005       1,440        (60.03)     (30.21)
Other                                                                 2,715       3,499       3,531        (22.43)      (0.91)
-------------------------------------------------------------------------------------------------------------------------------
Total non-interest expense before merger and severance expenses      19,352      22,502      23,121        (14.00)%     (2.68)
Severance compensation                                                  708       3,072                    (76.95)%    100.00
Merger expense                                                           67       1,141                    (94.11)%    100.00
-------------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                                         $ 20,127    $ 26,715    $ 23,121        (24.66)%     15.53%
===============================================================================================================================

INCOME TAXES

The provision (benefit) for federal income taxes for 2001, 2000 and 1999 were $3.4 million, $(144,497), and $1.2 million, respectively. The differences reflect fluctuations in pre-tax earnings along with the effect of low income housing credits, which reduced the effective tax rate to 32.9% and 29.0% in 2001 and 1999, respectively. The net benefit of $144,497 in 2000 was the result of lower levels of taxable income reduced by non-taxable income and other credits.


EARNING ASSETS

At year-end 2001, total-earning assets totaled $495.6 million representing an increase of $3.6 million from year-end 2000. Total loans were $325.3 million compared to $316.1 million at year-end 2000. As planned, the Bank continued to reduce its lease-financing portfolio in 2001. Lease financing at year-end 2001 totaled $1.0 million compared to $5.1 million at year-end 2000, an 81.65% reduction.

At year-end 2001, commercial mortgage balances, a well-established loan product of the Bank, were $169.9 million compared to $151.8 million at year-end 2000. Other commercial loans were $70.6 million at year-end 2001, an 8.51% decrease from $77.2 million at year-end 2000. During 2002, both of these loan products balances are projected to increase.

Consumer loan balances increased by $8.5 million or 45.17% during 2001. Late in 1999, the Bank entered into a partnership with MichCon, one of Michigan's largest utility companies, to provide financing for a variety of home improvement consumer loans, originated through qualified, approved dealers. Each loan is stringently credit scored by the Bank prior to approval. As an additional safeguard, the partnership provides a relatively low "stop loss" provision meaning the Bank has a limitation regarding the amount of loss for each loan pool that it must accept and any losses above this limit are absorbed by MichCon. Thus, this provision mitigates the Bank's credit risk associated with these loans. During 2001, the Bank originated $17.6 million of these loans.

Well over half (68.9%) of the Bank's total outstanding loans mature within five years and 27.7% have floating rates. The Bank's total floating rate portfolio, including loans maturing after five years, is 44.1% of the total loan portfolio. The Bank is currently asset-sensitive within one year and would expect to see improvements in net interest income and margin in a rising interest rate environment. Conversely, the Bank would expect to experience a reduction in net interest income and interest margin in a declining rate scenario.

Asset or liability sensitivity along with interest rate risk arises in the normal course of the Bank's business due to differences in the repricing and maturity characteristics of interest rate sensitive assets and liabilities. Sensitivity of earnings to interest rate changes arises when yields on assets change differently from the interest costs on liabilities. Asset or liability sensitivity

[FRANKLIN LOGO]
2001 ANNUAL REPORT

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

is determined by the difference between interest-earning assets and interest-bearing liabilities repricing within a specific time period and the magnitude by which interest rates change on the various types of interest-earning assets and interest-bearing liabilities. The management of interest rate sensitivity includes monitoring the maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities.

At year-end 2001, the Bank's investment securities portfolio had a balance of $158.8 million compared to $164.0 million at year-end 2000. Compared to the broad array of investment opportunities legitimately accepted as suitable bank investments, Franklin's investment portfolio remained conservative and consisted primarily of U.S. treasuries and mortgage-backed securities. As in recent years, the entire investment securities portfolio at year-end 2001 was classified as available-for-sale. At year-end 2001, the investment securities portfolio had a weighted average maturity of 3.31 years and a weighted average rate of 5.72%.

LOAN COMPOSITION - 2001

                                  [PIE CHART]

                           Real Estate                Residential and   Commercial
Lease Financing  Consumer  Construction   Commercial   Home Equity       Mortgage
  0.30%            8.42%        9.79%       21.71%        7.57%           52.21%

LOAN COMPOSITION - 2000

                                  [PIE CHART]

                             Real Estate                  Residential and  Commercial
Lease Financing  Consumer   Construction     Commercial     Home Equity     Mortgage
    1.61%          5.97%       9.77%           24.41%           10.22%       48.02%

OTHER EARNING ASSETS

The Bank's other earning assets are comprised of Federal Home Loan Bank ("FHLB") stock, Federal Reserve Bank ("FRB") stock, and interest-bearing deposits with other banks. Total other earning assets at year-end totaled $17.0 million and $15.1 million for 2001 and 2000, respectively.

Interest-bearing deposits, by their inherent nature, are the lowest yielding assets compared to alternative investments. The average yield on these deposits for 2001 was 2.90% compared to 4.08% for 2000. The average balances were $9.7 million for 2001 and $7.9 million for 2000.

As a member of both the FHLB and the FRB, stock ownership is required. At year-end 2001 and 2000, the Bank's FHLB stock position remained at $5.9 million. FRB stock held at year-end 2001 was $1.5 million, an increase of $210,550 from the Bank's position at year-end 2000. These investments carried a weighted average yield of 7.14% during 2001 and 7.83% during 2000.

During December of 2001, the Bank invested $10 million in bank owned life insurance ("BOLI") on select employees and directors. BOLI is a tax-free investment vehicle that provides an attractive after-tax return for the Bank, which typically is at or above market rates. The BOLI investment is held indefinitely by the Bank. In the event of death of a member of the insured group, the proceeds from the life insurance claim will be included in the Bank's other income. The Bank expects the cash value of the BOLI to increase during 2002, and is to be recognized within other non-interst income.

                                                                 [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

LOAN AND LEASE FINANCING PORTFOLIO COMPOSITION -- TABLE 7
(DOLLARS IN THOUSANDS)

                                                                 AT DECEMBER 31,
                    --------------------------------------------------------------------------------------------------------
                      2001                   2000                 1999               1998                  1997
                    --------------------------------------------------------------------------------------------------------
                     AMOUNT          %      AMOUNT        %      AMOUNT       %     AMOUNT        %       AMOUNT       %
                    --------------------------------------------------------------------------------------------------------
Commercial           $ 70,613      21.71%  $ 77,179     24.41%  $ 72,792    26.41%  $ 75,821     23.49%  $ 83,553     22.14%
Commercial
  mortgage            169,865      52.21    151,800     48.02     96,697    35.08     83,571     25.89     97,121     25.74
Residential and
  home equity          24,627       7.57     32,322     10.22     34,238    12.42     35,939     11.13     43,826     11.62
Real estate
  construction         31,858       9.79     30,878      9.77     41,369    15.01     27,642      8.56     23,643      6.27
Consumer               27,378       8.42     18,859      5.97     14,031     5.09     18,528      5.74     18,550      4.92
Lease financing           984       0.30      5,086      1.61     16,494     5.99     51,810     16.05    110,576     29.31
Lease financing -
  held for sale                                                                                 29,522       9.14
----------------------------------------------------------------------------------------------------------------------------
Total                $325,325     100.00%  $316,124    100.00%  $275,621   100.00%  $322,833    100.00%  $377,269    100.00%
============================================================================================================================

LOAN COMMITMENTS -- TABLE 8

(DOLLARS IN THOUSANDS)                                                                     AT DECEMBER 31,
                                                                          ------------------------------------------------
                                                                            2001                2000                 1999
                                                                          ------------------------------------------------
Outstanding loan commitments                                               $21,500             $10,300             $ 3,700
Unused commercial line of credit commitments                                53,500              52,900              46,400
Unused home equity commitments                                               5,200               6,700               6,700
Undisbursed construction loans                                               7,900              12,800              14,900


LOAN MATURITY ANALYSIS -- TABLE 9

(DOLLARS IN THOUSANDS)                                                                  AT DECEMBER 31, 2001
                                                                   -----------------------------------------------------------------
                                                                    WITHIN             ONE TO             AFTER
                                                                   ONE YEAR          FIVE YEARS         FIVE YEARS            TOTAL
                                                                   -----------------------------------------------------------------
Commercial                                                         $ 13,026           $ 34,008           $ 23,579           $ 70,613
Commercial mortgage                                                  22,389             83,661             63,815            169,865
Residential mortgage and home equity                                  3,390             12,976              8,261             24,627
Real estate construction                                             28,914              2,944             31,858
Consumer                                                              1,122             20,673              5,583             27,378
Lease financing                                                         712                272                984
------------------------------------------------------------------------------------------------------------------------------------
Total                                                              $ 69,553           $154,534           $101,238           $325,325
====================================================================================================================================
LOANS ABOVE WITH
Fixed rates                                                        $ 21,585           $112,375           $ 47,801           $181,761
Floating rates                                                       47,968             42,159             53,437            143,564
------------------------------------------------------------------------------------------------------------------------------------
Total                                                              $ 69,553           $154,534           $101,238           $325,325
====================================================================================================================================

[FRANKLIN LOGO]
2001 ANNUAL REPORT


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

SECURITIES MATURITY SCHEDULE -- TABLE 10

(DOLLARS IN THOUSANDS)                                          AT DECEMBER 31, 2001
                                            ---------------------------------------------------------------
                                                                       MATURING
                                            ---------------------------------------------------------------
                                              WITHIN 1 YEAR    1-5 YEARS      5-10 YEARS     OVER 10 YEARS
                                              COST   YIELD    COST   YIELD   COST    YIELD   COST   YIELD
                                            ---------------------------------------------------------------
Mortgage-backed securities                  $18,734   5.63% $47,190   6.09% $12,246   6.93% $15,453  4.68%
U.S. Government and agency securities         3,989   6.32   16,596   5.47    2,819   6.72
Tax-exempt municipal securities                                                 699   6.53    6,656  6.98
Corporate bonds                                              12,609   6.76   20,302   3.83
-----------------------------------------------------------------------------------------------------------
Total                                       $22,723   5.74% $76,395   6.06% $36,066   5.17% $22,109  5.37%
===========================================================================================================


                                                                                AT DECEMBER 31, 2001
                                                                 ---------------------------------------------------------
                                                                                       MATURING
                                                                 ---------------------------------------------------------
                                                                 AMORTIZED                FAIR            WEIGHTED AVERAGE
                                                                    COST                  VALUE            MATURITY (YEARS)
                                                                 ---------------------------------------------------------
Mortgage-backed securities                                        $ 93,623               $ 93,971                  3.58
U.S. Government and agency securities                               23,404                 24,424                  1.97
Tax-exempt municipal securities                                      7,355                  7,053                  9.77
Corporate bonds                                                     32,911                 33,375                  2.08
--------------------------------------------------------------------------------------------------------------------------
Total                                                             $157,293               $158,823                  3.31
==========================================================================================================================

DEPOSITS AND OTHER BORROWED FUNDS

Providing a stable source of low-cost funding, core deposits include non-interest-bearing business checking deposits, money market savings, personal checking and savings and retail certificates. Average core deposits were $366.0 million in 2001 compared to $370.9 million in 2000. Average business and personal-checking balances were $173.2 million in 2001 compared to $186.7 million in 2000.Average money market savings were $150.6 million in 2001 compared to $146.5 million in 2000. Average retail certificate of deposits were $25.9 million in 2001 compared to $22.7 million for 2000. The Bank continues to actively compete in the retail certificate of deposit market. As this philosophy continues, the balances in this category of core deposits have risen. The Bank expects to continue to seek retail deposits during 2002. The Bank's largest core deposit source continues to be business and personal checking account balances. The average balance of those accounts declined during 2001 by $14.0 million. The Bank did not experience a decline in the number of accounts in this category, but rather 1,559 new accounts were opened during the year ended 2001. What the Bank did experience was a reduction in the average balances carried by the Bank's customers in their accounts during 2001. We believe the decline in balances reflected declining economic conditions during 2001. With a pickup in the economy and the Bank's aggressive marketing campaign, along with the expected opening of its fourth branch office in mid 2002, the Bank anticipates seeing an increase in the balances of the business and personal checking accounts as well as other core deposit products during 2002.

Short term borrowed funds in the form of advances from the FHLB and repurchase agreements provided a limited amount of the funding to support loan growth in the year 2001 while providing a source of liquidity which mirrors the estimated duration of the Bank's deposit portfolio. The average balance in these forms of borrowed funds in 2001 was $51.8 million for FHLB advances and $16.5 million for repurchase agreements, as compared to $20.5 million for FHLB advances and $52.2 million in repurchase agreements in 2000. As discussed above, during the coming year the Bank will be focused on increasing the core deposit base and relying less on borrowed funds.

                                                                 [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

SOURCE OF FUNDS -- TABLE 11

(DOLLARS IN THOUSANDS)                                                        AT DECEMBER 31,
                                              ------------------------------------------------------------------------
                                                         2001                      2000                     1999
                                              ------------------------------------------------------------------------
Business checking                             $159,450         34.00%    $183,271        38.97%    $173,177     38.02%
Money market savings                           147,231         31.40      135,927        28.91      149,127     32.74
Personal checking and savings                   23,661          5.05       21,324         4.53       22,657      4.98
Jumbo certificates                              33,460          7.13       23,405         4.98       27,731      6.09
Retail certificates                             25,556          5.45       23,992         5.10       27,673      6.08
----------------------------------------------------------------------------------------------------------------------
Total deposits                                 389,358         83.03      387,919        82.49      400,365     87.91
Short-term Borrowings                           79,606         16.97       82,326        17.51       55,046     12.09
----------------------------------------------------------------------------------------------------------------------
Total sources of funds                        $468,964        100.00%    $470,245       100.00%    $455,411    100.00%
======================================================================================================================

MATURITY DISTRIBUTION OF TIME DEPOSITS ANALYSIS-- TABLE 12

(DOLLARS IN THOUSANDS)                                                                          AT DECEMBER 31, 2001
                                                                                            --------------------------
                                                                                            <$100,000        >$100,000
                                                                                                             -
                                                                                            --------------------------
Three months or less                                                                     $      6,682      $    16,673
Over three months to six months                                                                 4,831           12,304
Over six months to twelve months                                                                2,928            2,821
Over twelve months                                                                              9,924            2,853
----------------------------------------------------------------------------------------------------------------------
Total                                                                                    $     24,365      $    34,651
======================================================================================================================

REGULATORY CAPITAL

The Bank has consistently exceeded the capital levels established by The Office of the Comptroller of the Currency ("OCC"). During 2001, the Bank's capital levels remained above the "well capitalized" OCC classification. It is the Bank's objective to maintain this highest classification level, which both ensures compliance with regulatory requirements and allows for greater potential growth.

The OCC measures regulatory capital three ways: 1) Tier 1 capital to average assets (the "Tier 1 leverage" ratio, 2) Tier 1 capital to risk weighted assets and 3) Total capital to risk weighted assets. Minimum accepted ratios for these three levels are 4.00%, 4.00% and 8.00%, respectively. "Well capitalized" institutions must meet OCC established minimums of 5.00%, 6.00% and 10.00% for the three tiers, respectively.

At year-end 2001, the Bank's Tier 1 leverage ratio, Tier 1 risk weighted ratio and total risked based capital ratios were 10.12%, 14.23% and 15.49%, respectively. All ratios are well above those required to continue as a well-capitalized bank. At year-end 2000, the same ratios were 9.03%, 12.72% and 13.78%, respectively.

Total shareholders' equity at year-end, 2001 and 2000 was $42.2 million and $35.3 million, respectively. The year to year change in total shareholders' equity is the net result of retained earnings and the accounting treatment of the change in value of available-for-sale securities. During 2001, four quarterly cash dividends were declared and paid totaling $0.28 per common share.

CAPITAL ANALYSIS -- TABLE 13

(DOLLARS IN THOUSANDS)                                                                           AT DECEMBER 31,
                                                                                         --------------------------------
                                                                                          2001          2000      1999
                                                                                         --------------------------------
TIER 1
Common equity                                                                            $40,980      $34,089    $31,867
Eligible preferred equity                                                                 15,167       13,599     13,731
Unrealized (gain)/loss on securities available for sale, net of tax                       (1,010)        (395)     2,397
-------------------------------------------------------------------------------------------------------------------------
Adjusted common and eligible preferred equity                                             55,137       47,293     47,995
Less: Disallowed intangibles                                                                                         (40)
-------------------------------------------------------------------------------------------------------------------------
Total tier 1 capital                                                                      55,137       47,293     47,955
-------------------------------------------------------------------------------------------------------------------------
TIER 2
Qualifying subordinated capital notes                                                                              4,485
Eligible  allowance for loan losses                                                        4,864        3,952      3,584
-------------------------------------------------------------------------------------------------------------------------
Total tier 2 capital                                                                       4,864        3,952      8,069
-------------------------------------------------------------------------------------------------------------------------
Total risk-based capital                                                                 $60,001      $51,245    $56,024
=========================================================================================================================

[FRANKLIN LOGO]
2001 ANNUAL REPORT

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

NON-PERFORMING ASSETS

The Bank's policies regarding non-accrual and impaired loans reflect the importance of identifying troubled loans early. Consumer loans are charged off no later than 120 days past due, or earlier if deemed uncollectible. Loans other than consumer are generally placed on non-accrual status when management determines that principal or interest may not be fully collectible, but no later than when the loan is 90 days past due on principal or interest. Loan amounts in excess of probable future cash collections are charged off at the time the loan is placed on non-accrual status, to an amount that represents management's assessment of the ultimate collectibility of the loan. Interest previously accrued but not collected on non-accrual loans is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

Total non-performing assets at year-end 2001 were $3.6 million compared to $3.7 million at year-end 2000, a decrease of $94,788 or 2.55%. Non-accrual loans totaled $3.1 million at year end 2001, which was an increase of $644,328 while accruing loans past due 90 days or more decreased by $204,783, or 100.00%, at year-end 2001 compared to 2000. Real estate owned showed a large improvement, a reduction of $554,331, or 49.56%, when comparing year ended 2001 to 2000.

As a percentage of total assets, non-performing assets were .68% and .71% at year-end 2001 and 2000, respectively. At December 31, 2001, loans 30 or more days past due was 0.72% of total loans outstanding compared to 0.87% at December 31, 2000. Similarly, loans 90 days past due and still accruing improved to 0.00% of loans outstanding at December 31, 2001, compared to 0.06% at December 31, 2000.

Management continues to actively manage the loan portfolio, seeking to identify and resolve problem assets at an early stage. While being mindful of the risks posed by a slower economic environment stemming from the recent national and international events, management feels that asset quality should remain stable with the aforementioned results expected to continue in 2002.


NON-PERFORMING ASSETS -- TABLE 14

                                                                                          AT DECEMBER 31,
                                                              ----------------------------------------------------------------------
NON-ACCRUAL LOANS                                                 2001          2000           1999          1998           1997
                                                              ----------------------------------------------------------------------
Commercial                                                    $   284,955   $   640,936    $    63,393   $              $   461,196
Commercial mortgage                                             2,188,869     1,542,632        807,713
Residential mortgage                                              376,969       216,000
Consumer                                                          201,745
Lease financing                                                    11,360
------------------------------------------------------------------------------------------------------------------------------------
Total non-accrual loans                                         3,063,898     2,399,568        871,106                      461,196

ACCRUING LOANS PAST DUE 90 DAYS OR MORE
Commercial                                                                                     141,029       211,162      3,034,507
Commercial mortgage                                                                                          365,312         31,603
Residential mortgage                                                                           469,080        43,057
Home equity                                                                      18,867                       35,690        333,635
Consumer                                                                         81,299        257,868       147,392         11,100
Lease financing                                                                 104,617        357,639       753,269        405,442
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                   0       204,783      1,225,616     1,555,882      3,816,287
------------------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                                      3,063,898     2,604,351      2,096,722     1,555,882      4,277,483

REAL ESTATE OWNED
Commercial                                                                                                                  109,583
Commercial mortgage                                                77,500       542,182        891,000     1,129,005      4,711,821
Residential mortgage                                              486,735       576,384      2,458,516     1,434,098      1,204,493
------------------------------------------------------------------------------------------------------------------------------------
Total real estate owned                                           564,235     1,118,566      3,349,516     2,563,103      6,025,897
Other repossessed asset                                                                         14,580       301,300        104,720
------------------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                                   $ 3,628,133   $ 3,722,917    $ 5,460,818   $ 4,420,285    $10,408,100
====================================================================================================================================

TOTAL NON-ACCRUAL LOANS AND REAL ESTATE AS A PERCENTAGE OF:
   Total assets                                                      0.68%         0.67%          0.82%         0.51%          1.29%
   Loans and real estate owned                                       1.11          1.11           1.51          0.79           1.69

TOTAL NON-PERFORMING ASSETS AS A PERCENTAGE OF:
   Total assets                                                      0.68%         0.71%          1.06%         0.88%          2.07%
   Loans and real estate owned                                       1.11          1.17           1.96          1.36           2.72


                                                                 [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

INTEREST RATE SENSITIVITY

Interest rate risk arises in the normal course of business due to differences in the repricing and maturity characteristics of assets and liabilities. Since no single measurement system satisfies all management objectives, a combination of techniques are used to manage interest rate risk, including simulation analysis, asset and liability repricing schedules and duration of equity. The Asset and Liability Committee ("ALCO") regularly reviews the results of these interest rate risk measurements. The ALCO, which is comprised of executive management from various areas of the Bank, including operations, lending, and deposit gathering, meets regularly to execute asset and liability management strategies. The ALCO establishes and monitors guidelines on the sensitivity of earnings to changes in interest rates. The goal of the ALCO process is to maintain the Bank's interest rate risk at prudent levels to provide the maximum level of net interest income and minimal impact on earnings from major interest rate changes.

The ALCO frequently evaluates net interest income under various balance sheet and interest rate scenarios. The results of these analyses provide the information needed to assess the proper balance sheet structure.

An unexpected change in economic activity, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected as was noted during 2001. A process is maintained where management evaluates "base" net interest income under what is the current balance sheet structure and interest rate environment. This "base" net interest income is then evaluated against interest rate scenarios that are taken up and down 200 basis points from the most likely rate environment. In addition, adjustments to asset prepayment levels, yield curves and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

At December 31, 2001, the measurement of risk exposure to net interest income during the year 2002 for a 200 basis point decline in short term interest rates indicates the net interest income will increase 0.83% or 0.22 million and for a 200-basis-point rise indicates a decrease of (2.15)% or (0.57) million. Additionally, the bank was negatively gapped at 3 months by (1.49)% of interest earning assets and positively gapped at 12 months by 1.65% of assets. Re-pricing assets exceeded repricing liabilities within 12 months of December 31, 2001. The Bank had a negative gap of (11.74)% within 12 months of December 31, 2000. This is a decrease in the gap caused by a shift out of short-term borrowings into long-term borrowings and other minor balance sheet changes.

INTEREST RATE SENSITIVITY ANALYSIS -- TABLE 15
(DOLLARS IN THOUSANDS)                                                     AT DECEMBER 31, 2001
                                             ---------------------------------------------------------------------------------
                                                 0-3            3-12        1-3             3-5          OVER 5
                                               MONTHS          MONTHS      YEARS           YEARS         YEARS        TOTAL
                                             ---------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits                    $   4,082      $             $            $              $             $   4,082
Investment securities (at cost)                 18,010          27,973      49,503         22,678        39,129       157,293
Federal Home Loan Bank and
   Federal Reserve Bank stock                    7,388                                                                  7,388
Loans, excluding lease financing               146,391          25,800      59,926         66,581        25,643       324,341
Lease financing                                    618              94         162            110                         984
--------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive assets                  $ 176,489      $   53,867    $109,591     $   89,369     $  64,772     $ 494,088
--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Savings, NOW and time deposits               $  24,670      $   28,396    $ 13,844     $   12,324                   $  79,234
Money market deposits                          144,553                                                                144,553
Short-term borrowings                           14,606                                                                 14,606
Long-term borrowings                                            10,000      10,000                       45,000        65,000
--------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities             $ 183,829      $   38,396    $ 23,844     $   12,324     $  45,000     $ 303,393
--------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                        (7,340)         15,471      85,747         77,045        19,772       190,695
--------------------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap             (7,340)          8,131      93,878        170,923       190,695
--------------------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap to
   total rate sensitive assets                   (1.49)%          1.65%      19.00%         34.59%        38.60%
================================================================================================================================

[FRANKLIN LOGO]
2001 ANNUAL REPORT

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

MANAGEMENT'S DISCUSSION AND ANALYSIS MATURITY DATES RATHER THAN REPRICING DATES -- TABLE 16

(DOLLARS IN THOUSANDS)

                                                           CONTRACTUAL MATURITY DATES AT DECEMBER 31,
                              --------------------------------------------------------------------------------------------------
                                                                                                                           FAIR
                                2002         2003          2004         2005        2006      THEREAFTER    TOTAL          VALUE
                              --------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
  Loans, net of
    unearned income            $ 70,390     $ 24,517     $ 30,355    $  42,230    $ 46,245    $ 111,588   $ 325,325   $  332,607
  Weighted average rate            7.54%        8.34%        8.74%        9.00%       8.13%        8.08%       8.17%
  Investment securities           4,050        11,593       7,477        3,343      10,668      121,692     158,823      158,823
  Weighted average rate            5.50%        7.59%        6.51%        6.00%       6.69%        6.17%       6.16%
  FHLB and FRB stock              7,388                                                                       7,388        7,388
  Weighted average rate            6.60%                                                                       6.60%
  Deposits                        4,082                                                                       4,082        4,082
  Weighted average
    interest rate                  1.73%                                                                       1.73%
--------------------------------------------------------------------------------------------------------------------------------
Total interest-earning
    assets                     $ 85,910     $ 36,110     $ 37,832    $  45,573    $ 56,913    $ 233,280   $ 495,618   $  502,900
================================================================================================================================

INTEREST-BEARING LIABILITIES
  Savings, now and time
    Deposits                   $ 57,575     $  5,025     $  1,800     $  3,192    $  2,737    $   6,893   $  77,222   $   77,669
  Weighted average rate            2.70%        4.43%        4.89%        5.03%       5.37%        5.64%       3.09%
  Money market deposits                                                                         147,231     147,231      147,231
  Weighted average rate                                                                            1.96%       1.96%
  Borrowings                     79,606                                                                      79,606       79,606
  Weighted average rate            4.36%                                                                       4.36%
--------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  Liabilities                  $137,181     $  5,025     $  1,800     $  3,192    $  2,737    $ 154,124   $ 304,059   $  304,506
================================================================================================================================
Interest sensitivity gap       $(51,271)    $ 31,085     $ 36,032     $ 42,381    $ 54,176    $  79,156   $ 191,559
--------------------------------------------------------------------------------------------------------------------------------
Cumulative interest
  sensitivity gap               (51,271)     (20,186)      15,846       58,227     112,403      191,559
--------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap to
  total interest-earning
  assets                         (10.34%)       6.27%        7.27%        8.55%      10.93%       15.97%
--------------------------------------------------------------------------------------------------------------------------------
Cumulative interest
  sensitivity gap to
  total interest-earning
  assets                         (10.34%)      (4.07%)       3.20%       11.75%      22.68%       38.65%
================================================================================================================================

LIQUIDITY

The Bank manages liquidity to insure adequate funds are available to meet the cash flow needs of depositors, borrowers and the Bank. The Bank's most readily available sources of liquidity are a highly marketable securities portfolio, the core deposit base, and the ability to acquire large deposits in the local and national markets. Also, loan repayments, maturities and possible loan sales, FHLB advances, and repurchase agreements are additional forms of liquidity for the Bank.

Liquidity is carefully monitored daily by the ALCO. Prospective funding needs are anticipated and compared to cash levels and available borrowing capacity. The Bank manages liquidity according to both a Liquidity Policy and a Liquidity Crisis Contingency Plan. The Policy and Plan dictate acceptable liquidity levels, identify all alternative sources for additional liquidity and articulate certain "triggering events" that would accelerate the acquisition of liquid reserves.

At December 31, 2001, the Bank had liquid assets totaling $183.3 million with additional borrowing capability of $20.4 million with the FHLB and $63.0 million through the use of additional repurchase agreements.

                                                                 {FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

SIGNIFICANT ACCOUNTING POLICIES
AND RECENTLY ISSUED
ACCOUNTING STANDARDS

See Note 1 of the Consolidated Financial Statements beginning on page 27.



FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, the matters discussed in this report may be deemed to be forward-looking statements that involve risk and uncertainties. Words or phrases "will likely result,""are expected to,""will continue," "is anticipated,""estimate,""project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause results to differ include those listed below and other risks detailed from time to time in the Bank's Securities Exchange Act of 1934 reports, including the report on Form 10-K for the year ended December 31, 2001. These forward-looking statements represent the Bank's judgment as of the date of this report. The Bank disclaims, however, any intent or obligation to update these forward-looking statements.

Future factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations including implementation of the Act and its effects; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national economy. These are representative of the future factors that could cause a difference between an ultimate actual

[FRANKLIN LOGO]
2001 ANNUAL REPORT

                              MANAGEMENT'S LETTER

The preparation and integrity of the financial statements and other information included in this Annual Report is the responsibility of the management of Franklin Bank, N.A. The financial statements have been prepared in accordance with generally accepted accounting principles, based on management's best estimates and judgments. Other financial information included in the Annual Report is consistent with the financial statements.

Management maintains a system of internal controls designed to provide reasonable assurance that resources are safeguarded and transactions are executed and recorded in accordance with management's authorization. The Bank's professional staff of internal auditors is to monitor compliance with established procedures and controls and coordinate audit coverage with the independent certified public accountants.

The financial statements have been audited by Grant Thornton LLP. Its role is to render an independent professional opinion on management's financial statements, based on procedures it deems appropriate under generally accepted auditing standards. To the best of management's knowledge, the independent certified public accountants were provided with access to all information and records necessary to render their opinion.

The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically with both internal and independent auditors to review the results and recommendations of their audits.


/s/ DAVID L. SHELP
------------------
DAVID L. SHELP
President and CEO

/s/ DAVID F. SIMON
-------------------
DAVID F. SIMON
Chairman of the Board




                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

GRANT THORTON

Board of Directors and Shareholders -- Franklin Bank, N.A.

We have audited the accompanying consolidated statements of financial condition of Franklin Bank, N.A. and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Franklin Bank, N.A. and Subsidiary as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
----------------------
Southfield, Michigan
January 24, 2002

                                                                [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT



                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                                                      At December 31,
                                                                             ------------------------------------------------
                                                                               Notes               2001              2000
                                                                             ------------------------------------------------
Assets
Cash and due from banks                                                                     $   20,375,185     $  26,972,641
Interest-earning deposits                                                                        4,048,853         4,615,462
Time deposits with Federal Home Loan Bank                                                           32,956            56,728
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                       24,456,994        31,644,831
Securities available for sale                                                     3            158,823,098       164,002,873
Federal Home Loan Bank stock, at cost                                                            5,868,900         5,868,900
Federal Reserve Bank stock, at cost                                                              1,519,100         1,308,550
Loans                                                                                          325,324,998       316,124,187
Allowance for loan losses                                                                       (4,863,948)       (3,951,552)
-----------------------------------------------------------------------------------------------------------------------------
Net loans                                                                    2,6,11            320,461,050       312,172,635
Accrued interest receivable                                                                      3,273,087         4,128,106
Real estate owned                                                                                  564,235         1,118,566
Premises and equipment, net                                                       7              3,152,962         3,873,319
Cash value of life insurance                                                                    10,018,357
Prepaid expenses and other assets                                                 8              4,421,051         3,853,296
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                $  532,558,834    $  527,971,076
=============================================================================================================================

LIABILITIES, PREFERRED STOCK OF SUBSIDIARY AND SHAREHOLDERS' EQUITY
Deposits                                                                          4         $  389,358,249    $  387,918,585
Borrowings                                                                        5             79,605,696        82,326,101
Accrued interest payable                                                                           279,811           302,261
Other liabilities                                                                                1,635,221         2,635,265
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                              470,878,977       473,182,212
Commitments and contingencies                                                     12
Preferred stock of subsidiary                                                     1             19,500,398        19,500,398
Shareholders' equity                                                            6,9
Common stock - par value $1;
   authorized 6,000,000 shares, issued and outstanding
   3,607,542 and 3,552,550 shares at December 31, 2001 and 2000, respectively                    3,607,542         3,552,550
Additional paid-in capital                                                                      27,839,246        27,459,376
Retained earnings                                                                                9,722,876         3,881,411
Accumulated other comprehensive income                                                           1,009,795           395,129
-----------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                      42,179,459        35,288,466
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities, preferred stock of subsidiary and shareholders' equity                   $  532,558,834    $  527,971,076
=============================================================================================================================





SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

[FRANKLIN LOGO]
2001 ANNUAL REPORT


                        CONSOLIDATED STATEMENTS OF INCOME


                                                                                      YEARS ENDED DECEMBER 31,
                                                                  ---------------------------------------------------------
                                                                  NOTES        2001               2000              1999
                                                                  ---------------------------------------------------------
INTEREST INCOME
Interest on loans                                                          $ 28,664,587      $ 28,343,960      $ 26,152,460
Interest on securities                                                        7,373,257         8,969,793         6,820,094
Other interest and dividends                                                  2,771,627         3,475,686         3,678,298
---------------------------------------------------------------------------------------------------------------------------
Total interest income                                                        38,809,471        40,789,439        36,650,852
---------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits                                                4         7,237,936         7,497,017         8,997,832
Interest on other borrowings                                        5         3,299,197         5,199,702         1,494,697
---------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                       10,537,133        12,696,719        10,492,529
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                                          28,272,338        28,092,720        26,158,323
Provision for loan losses                                           2         1,858,500         3,693,371         1,226,000
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                          26,413,838        24,399,349        24,932,323
---------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
Deposit account service charges                                               3,594,836         3,688,918         3,177,308
Loan fees                                                                       325,032           287,756           201,994
Net gain on sale of securities                                                1,143,587                             202,542
Net loss on sale of other assets                                                (58,843)         (506,428)          (37,108)
Other                                                                           709,062           618,987           609,002
---------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                                     5,713,674         4,089,233         4,153,738
---------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Compensation and benefits                                                     9,773,879        11,238,807        11,202,162
Severance compensation                                                          708,047         3,072,337
Occupancy and equipment                                                       3,332,432         3,352,895         3,440,771
Advertising                                                                     798,619           862,498           827,832
Federal insurance premiums                                                      186,318           201,328           383,373
Defaulted loan expense                                                          400,720         1,004,453         1,439,860
Communication expense                                                           585,340           599,429           707,636
Outside services                                                              2,199,226         2,549,574         2,132,449
Merger expense                                                                   67,192         1,141,354
Other                                                                         2,074,904         2,692,106         2,987,123
---------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                                                   20,126,677        26,714,781        23,121,206
---------------------------------------------------------------------------------------------------------------------------
Income before provision (benefit) for federal income taxes                   12,000,835         1,773,801         5,964,855
Provision (benefit) for federal income taxes                        8         3,360,066          (144,497)        1,207,653
---------------------------------------------------------------------------------------------------------------------------
Net income before preferred stock dividends                                   8,640,769         1,918,298         4,757,202
Preferred stock dividends of subsidiary                                       1,800,900         1,800,900         1,800,900
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                 $  6,839,869      $    117,398      $  2,956,302
===========================================================================================================================

INCOME PER COMMON SHARE
   Basic                                                                   $       1.92      $       0.03      $       0.84
   Diluted                                                                 $       1.86      $       0.03      $       0.83


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                              [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                --------------------------------------------
                                                                                    2001            2000            1999
                                                                                --------------------------------------------
NET INCOME                                                                      $ 6,839,869     $   117,398     $ 2,956,302
   Other comprehensive income (loss), net of tax
      Unrealized gains (losses) on securities
         Unrealized holding gains (losses) arising during period                  1,369,433       2,792,054      (2,077,444)
         Less reclassification adjustment for gains included in net income,
            net of income taxes                                                     754,767                         133,678
----------------------------------------------------------------------------------------------------------------------------
         Other comprehensive income (loss)                                          614,666       2,792,054      (2,211,122)
----------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                            $ 7,454,535     $ 2,909,452     $   745,180
============================================================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                       ADDITIONAL                          ACCUMULATED          TOTAL
                                       COMMON           PAID-IN           RETAINED    OTHER COMPREHENSIVE   SHAREHOLDERS'
                                       STOCK            CAPITAL           EARNINGS        INCOME/(LOSS)        EQUITY
                                   --------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1999         $  3,507,107      $ 27,183,731      $  2,778,807       $   (185,803)     $ 33,283,842
Net income                                                                2,956,302                            2,956,302
Cash dividends on common stock
   ($0.28 per share)                                                       (982,503)                            (982,503)
Exercise of options                       2,430            17,352                                                 19,782
Change in accumulated other
   comprehensive loss                                                                       (2,211,122)       (2,211,122)
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999          3,509,537        27,201,083         4,752,606         (2,396,925)       33,066,301
Net income                                                                  117,398                              117,398
Cash dividends on common stock
   ($0.28 per share)                                                       (988,593)                            (988,593)
Exercise of options                      43,013           258,293                                                301,306
Change in accumulated other
   comprehensive income                                                                      2,792,054         2,792,054
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000          3,552,550        27,459,376         3,881,411            395,129        35,288,466
Net income                                                                6,839,869                            6,839,869
Cash dividends on common stock
   ($0.28 per share)                                                       (998,404)                            (998,404)
Exercise of options                      54,992           379,870                                                434,862
Change in accumulated other
   comprehensive income                                                                        614,666           614,666
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001       $  3,607,542      $ 27,839,246      $  9,722,876       $  1,009,795      $ 42,179,459
=========================================================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

[FRANKLIN LOGO]
2001 ANNUAL REPORT

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           YEARS ENDED DECEMBER 31,
                                                                               ------------------------------------------------
                                                                                    2001             2000             1999
                                                                               ------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                     $   6,839,869    $     117,398    $   2,956,302
Adjustments to reconcile net income to cash provided by operating activities
   Provision for loan losses                                                       1,858,500        3,693,371        1,226,000
   Depreciation and amortization                                                   1,342,882        1,547,696        1,658,359
   Increase in cash value of life insurance                                          (18,357)
   (Gain)/loss on sale of available for sale securities and other assets          (1,084,744)         506,428         (165,434)
   Net deferral of loan origination (fees)/costs                                    (386,250)         250,525          310,980
   (Accretion)/amortization on securities                                         (1,190,768)         674,935        1,103,699
   Decrease/(increase) in accrued interest receivable                                855,019           58,923         (744,973)
   (Increase)/decrease in prepaid expenses and other assets                         (884,401)        (748,766)       3,850,928
   (Decrease)/increase in accrued interest payable, deferred taxes and
      other liabilities                                                           (1,022,494)       1,744,126         (270,629)
-------------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                                   (530,613)       7,727,238        6,968,930
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                          6,309,256        7,844,636        9,925,232

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available for sale                                      (149,287,216)      (6,835,706)    (175,044,242)
Proceeds from sale of securities available for sale                              111,620,470                        32,863,974
Proceeds from maturities and paydowns of securities available for sale            46,112,188       46,259,231       25,303,033
Net (increase)/decrease in loans                                                 (10,247,400)     (45,229,120)      42,618,601
Proceeds from the sale of real estate owned                                          982,223        2,874,002        1,283,890
Capital expenditures                                                                (622,525)      (1,132,255)      (1,146,098)
Purchase of cash value life insurance                                            (10,000,000)
Purchase of Federal Reserve Bank stock                                              (210,550)         (20,000)         (20,850)
-------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                            (11,652,810)      (4,083,848)     (74,141,692)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase/(decrease) in deposits                                                1,439,664      (12,446,851)     (41,173,785)
(Decrease)/increase in short term borrowings                                      (2,720,405)      27,280,524       55,045,577
Repayment of subordinated debenture                                                                (7,475,000)
Cash dividends paid on common stock                                                 (998,404)        (988,593)        (982,503)
Exercise of common stock options                                                     434,862          301,306           19,782
-------------------------------------------------------------------------------------------------------------------------------
Net cash (used in)/provided by financing activities                               (1,844,283)       6,671,386       12,909,071
-------------------------------------------------------------------------------------------------------------------------------
Net (decrease)/increase in cash and cash equivalents                              (7,187,837)      10,432,174      (51,307,389)
Beginning cash and equivalents                                                    31,644,831       21,212,657       72,520,046
-------------------------------------------------------------------------------------------------------------------------------
Ending cash and equivalents                                                    $  24,456,994    $  31,644,831    $  21,212,657
===============================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for
   Interest                                                                    $  10,559,583    $   7,615,422    $   9,139,297
   Federal income taxes                                                            3,280,000        1,164,087        1,311,623
Non-cash investing and financing activities
   Transfer from loans to real estate owned (net)                                    486,735        1,019,700        2,518,344


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                              [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION - Franklin Bank, N.A. ("the Bank") is a nationally chartered commercial bank, and a member of the Federal Reserve Bank ("FRB") System and the Federal Home Loan Bank ("FHLB") System. As a member of these systems, the Bank maintains a required investment in capital stock of the FRB of Chicago and the FHLB of Indianapolis.

Deposits are insured by the Savings Association Insurance Fund ("SAIF") within certain limitations, as administered by the Federal Deposit Insurance Corporation ("FDIC"). The Bank operates three branches along with its main office branch in the communities of Southfield, Birmingham, and Grosse Pointe Woods, Michigan. The Bank is engaged in the business of commercial and retail banking. The majority of the Bank's income is derived from commercial and to a lesser extent retail business lending activities and investments.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements consist of the accounts of Franklin Bank, N.A. and its wholly owned subsidiary, Franklin Finance Corporation. Significant intercompany balances and transactions have been eliminated.

PREFERRED STOCK OF SUBSIDIARY - Franklin Finance Corporation ("the Company"), a wholly owned subsidiary of Franklin Bank, N.A. issued 2,070,000 shares of 8.70% Noncumulative Exchangeable Preferred Stock, Series A ("Series A Preferred Shares"), with a liquidation preference of $10 per share. The Company is a real estate investment trust established for the purpose of acquiring, holding and managing real estate mortgage assets. Dividends on Series A Preferred Shares are non-cumulative and are payable quarterly in arrears. The Series A Preferred Shares are generally not redeemable prior to December 22, 2002. On or after such date, the Series A Preferred Shares can be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $10 per share, plus accrued and unpaid dividends, if any, thereon. A portion of the Series A Preferred Shares are treated as regulatory capital for the Bank. The Series A Preferred Shares are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of the Bank or any of its subsidiaries.

SECURITIES - The Bank classifies securities into held to maturity, available for sale and trading categories. Held to maturity securities are those which management has the positive intent and the Bank has the ability to hold to maturity, and are reported at amortized cost. Available for sale securities are those that the Bank may decide to sell if needed for liquidity, asset/liability management or other reasons. Available for sale securities are reported at fair value, with unrealized gains or losses included as a separate component of other comprehensive income or loss. Trading securities are bought principally for sale in the near term, and are reported at fair value with unrealized gains or losses included in earnings. There were no securities classified as trading or held to maturity at December 31, 2001 or 2000.

Realized gains or losses are determined based on the amortized cost of the specific security sold. Interest and dividend income is adjusted by amortization of purchase premium or discount and are included in income.

LOANS AND ALLOWANCE FOR LOAN LOSSES - Loans, for which management has the intent and the Bank has the ability to hold for the foreseeable future, until maturity or payoff, are reported at their outstanding, unpaid principal balances, reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans. Loans held for sale are reported at the lower of cost or fair value.

On an ongoing basis, the Bank's loan portfolio is reviewed and analyzed as to credit risk, performance, collateral value and quality. The allowance for loan and lease losses is maintained at a level believed to be adequate by management to provide for probable loan losses inherent in the portfolio. Management's judgment as to the adequacy of the allowance, including the allocated and unallocated elements, is a result of ongoing review of larger individual loans, the overall risk characteristics of the smaller homogeneous loans, the level of non-performing assets, historical net charge-off history and the impact of prevailing economic conditions. Loans and leases are charged-off to the extent they are deemed to be uncollectible.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. Smaller balance homogeneous loans are collectively evaluated for impairment. Impaired loans, or portions thereof, are charged-off when deemed uncollectible.

[FRANKLIN LOGO]
2001 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The carrying value of impaired loans is periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and recognized as income when received. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as reductions or increases in the provision for loan losses.

Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Fees received for originating loans for other institutions are recognized as income when the services are performed.

REAL ESTATE OWNED - Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less estimated costs to sell at the date of foreclosure, establishing a new cost basis. After foreclosure valuations are periodically performed by management and the real estate is adjusted to the lower of the new cost basis or the new fair value. Revenue and expenses from operations are included in defaulted loan expense, and additions to the valuation allowance are included in other expense.

PREMISES AND EQUIPMENT - Premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated lives of the assets. The service lives are 30 years for buildings, three to seven years for furniture and equipment, and the lesser of the lease term or useful life (three to ten years) for leasehold improvements.

CASH VALUE OF LIFE INSURANCE - During 2001, the Bank purchased life insurance policies on select employees and directors. In the event of death of one of these individuals, the Bank would receive a specified cash payment equal to the face value of the policy. Such policies are recorded at their cash surrender value. Increases in cash surrender value are reported as income.

STATEMENTS OF CASH FLOWS - For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the consolidated statements of financial condition caption "Cash and cash equivalents." These items have original maturities of ninety days or less.

INCOME PER COMMON SHARE - Basic income per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that then shared income of the entity.

COMPREHENSIVE INCOME - Other comprehensive income represents net unrealized gains or losses, net of deferred taxes, on investment securities available for sale.

DIVIDENDS - The payment of dividends on the Bank's common shares (if any) is limited by applicable law and regulations promulgated by the Office of the Comptroller of the Currency ("OCC").

INCOME TAXES - The Bank records income tax expense based on the amount of taxes due on its return plus changes in deferred taxes, computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates that are more susceptible to change in the near term include the allowance for loan loss and the fair value of securities available for sale.

                                                              [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ISSUED ACCOUNTING STANDARDS - In June of 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141,"Business Combinations." Statement 141 requires that the purchase method of accounting be used for business combinations initiated after June 30, 2001. In June of 2001, the FASB also issued Statement No. 142,"Goodwill and Other Intangible Assets" which is effective generally beginning January 1, 2002. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but, instead, tested for impairment at least annually in accordance with the provisions of Statement 142.The Bank has no goodwill at December 31, 2001 or 2000; therefore the adoption of these statements is not expected to impact the Bank's results of operations or financial position.

In June of 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." Statement 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the remaining useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. Statement 143 is effective for fiscal years beginning after June 15, 2002. Adoption of this statement is not expected to impact the Bank's results of operations or financial position.

In August of 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement 144 supersedes certain previously issued accounting pronouncements. The statement was issued to establish a single accounting model for long-lived assets to be disposed of by sale. It broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. Statement 144 also requires that discontinued operations be measured at the lower of the carrying amount or fair value less cost to sell. The statement is effective prospectively for fiscal years beginning after December 15, 2001 and will only impact the Bank if future transactions occur that involve disposal of long-lived assets.

2. LOANS

                                                       AT DECEMBER 31,
                                              -------------------------------
                                                   2001             2000
                                              -------------------------------
Loans held for investment
Real estate
   Single family mortgage                     $  18,279,736    $  24,997,358
   Home equity                                    6,284,464        7,124,810
   Commercial mortgage                          169,993,987      151,817,199
   Construction                                  44,675,661       43,694,919
Consumer                                         27,378,008       18,858,994
Commercial                                       69,837,912       76,401,894
Lease financing                                   1,023,282        5,432,902
-----------------------------------------------------------------------------
Total loans held for investment                 337,473,050      328,328,076

Less
   Undisbursed construction funds                12,817,418       12,174,558
   Unamortized discounts on purchased loans         159,626          164,884
   Unamortized discounts on lease financing          39,280          346,469
   Unamortized net loan fees                       (868,272)        (482,022)
-----------------------------------------------------------------------------
Loans held for investment                       325,324,998      316,124,187
Allowance for loan losses                         4,863,948        3,951,552
-----------------------------------------------------------------------------
Net loans                                     $ 320,461,050    $ 312,172,635
=============================================================================

[FRANKLIN LOGO]
2001 ANNUAL REPORT


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   LOANS (CONTINUED)

     ALLOWANCE FOR LOAN LOSSES

                                                                               YEARS ENDED DECEMBER 31,
                                                                    ----------------------------------------------
                                                                       2001           2000                 1999
                                                                    ----------------------------------------------
Balance at beginning of year                                        $3,951,552     $3,584,301          $ 4,532,756
Provision for loan losses                                            1,858,500      3,693,371            1,226,000

CHARGE-OFFS
     Commercial                                                      1,143,857      2,327,440            1,088,866
     Residential                                                        51,815        265,868
     Consumer                                                          847,638        667,646              235,340
     Lease financing                                                   175,917      1,055,030            2,205,254
     Overdrafts                                                        124,043        142,506              325,000
------------------------------------------------------------------------------------------------------------------
Total charge-offs                                                    2,343,270      4,458,490            3,854,460

RECOVERIES
     Commercial                                                        303,232         99,587              190,751
     Residential                                                           148         39,980                1,500
     Consumer                                                          558,100        114,464               85,626
     Lease financing                                                   417,138        835,769            1,010,926
     Overdrafts                                                        118,548         42,570              391,202
------------------------------------------------------------------------------------------------------------------
Total recoveries                                                     1,397,166      1,132,370            1,680,005
------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                        946,104      3,326,120            2,174,455
------------------------------------------------------------------------------------------------------------------
Balance at end of year                                              $4,863,948     $3,951,552          $ 3,584,301
==================================================================================================================

At December 31, 2001 and 2000, the balance of impaired loans was $3.1 million and $2.4 million, respectively. Of this amount, $594,661 and $1.5 million in impaired loans required no allowance for loan loss allocation at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000 the remaining impaired loans of $2.5 million and $856,936 had $298,272 and $57,702 of the allowance for loan losses allocated to them, respectively, although the entire allowance remains available for charge-offs of any loan.

The average balance of impaired loans for 2001 and 2000 was $2.0 million and $1.9 million, respectively. No interest income was recognized on impaired loans during 2001 and 2000. Nonaccrual loans at December 31, 2001 and 2000 amounted to $3.1 million and $2.4 million respectively, and are included in impaired loans.

At December 31, 2001 and 2000, the Bank serviced whole loans and participations sold to others totaling approximately $1.0 million and $838,121 respectively.

A large percentage of the Bank's portfolio of loans is comprised of loans collateralized by commercial or residential real estate, substantially all of which were located in southeastern Michigan.

Management believes the allowance for loan losses at December 31, 2001 and 2000 is adequate. However, changing economic conditions in the Bank's lending area or future events impacting specific outstanding loans may result in adjustments to the allowance.

                                                              [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 3.  DEBT AND EQUITY SECURITIES

                                                                      GROSS         GROSS
                                                   AMORTIZED       UNREALIZED     UNREALIZED             FAIR
                                                      COST            GAINS         LOSSES              VALUE
                                                -----------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
December 31, 2001
     Mortgage-backed securities                 $   93,622,782   $    892,389    $  543,804       $   93,971,367
     U.S. Government and agency securities          23,403,866      1,019,967                         24,423,833
     Tax-exempt municipal securities                 7,354,962                      301,943            7,053,019
     Corporate bonds                                32,911,496        612,314       148,931           33,374,879
-----------------------------------------------------------------------------------------------------------------
Total                                           $  157,293,106   $  2,524,670    $  994,678       $  158,823,098
=================================================================================================================


December 31, 2000
     Mortgage-backed securities                 $   87,710,271   $    126,146    $  313,948       $   87,522,469
     U.S. Government and agency securities          45,357,752        562,643        46,123           45,874,272
     Corporate bonds                                30,336,170        315,270        45,308           30,606,132
-----------------------------------------------------------------------------------------------------------------
Total                                           $  163,404,193   $  1,004,059    $  405,379       $  164,002,873
=================================================================================================================

Gross realized gains, losses and proceeds on sales of securities available for sale were:

                                                                              YEARS ENDED DECEMBER 31,
                                                                    ------------------------------------------
                                                                          2001           2000          1999
                                                                    ------------------------------------------
Gross realized gains on U.S. Government and agency securities       $    291,877      $           $
Gross realized gains on mortgage-backed securities                       468,325                      102,634
Gross realized gains on corporate bonds                                  438,438                       99,908
Gross realized losses on SBA pool                                        (55,053)
Gross proceeds from the sale of available for sale securities        111,620,470                   32,863,974

The scheduled maturities of available for sale securities at December 31, 2001 were as follows:

                                                                                             AMORTIZED             FAIR
                                                                                                COST               VALUE
                                                                                           --------------------------------
Securities due within one year
     Mortgage-backed securities                                                            $ 18,734,000       $ 18,830,626
     U.S. Government and agency securities                                                    3,988,857          4,050,000
---------------------------------------------------------------------------------------------------------------------------
                                                                                             22,722,857         22,880,626

Securities due after one through five years
     Mortgage-backed securities                                                              47,189,673         47,594,860
     U.S. Government and agency securities                                                   16,596,289         17,320,345
     Corporate bonds                                                                         12,609,553         13,221,867
---------------------------------------------------------------------------------------------------------------------------
                                                                                             76,395,515         78,137,072

Securities due after five through ten years
     Mortgage-backed securities                                                              12,246,276         12,479,670
     U.S. Government and agency securities                                                    2,818,720          3,053,488
     Tax-exempt municipal securities                                                            698,635            676,530
     Corporate bonds                                                                         20,301,942         20,153,011
---------------------------------------------------------------------------------------------------------------------------
                                                                                             36,065,573         36,362,699

Securities due after ten years
     Mortgage-backed securities                                                              15,452,834         15,066,212
     Tax-exempt municipal securities                                                          6,656,327          6,376,489
---------------------------------------------------------------------------------------------------------------------------
                                                                                             22,109,161         21,442,701
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                      $157,293,106       $158,823,098
===========================================================================================================================

At December 31, 2001 and 2000, securities of $101.4 million and $123.9 million were pledged to secure public deposits.

[FRANKLIN LOGO]
2001 ANNUAL REPORT


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.   DEPOSITS

                                                                     AT DECEMBER 31,
                                                      --------------------------------------------
                                                          2001                           2000
                                                      --------------------------------------------
Business checking                                     $159,449,530                    $183,271,189
Personal checking                                        5,455,237                       4,879,503
Statement savings                                          282,439                         278,427
Variable rate accounts
     Money funds                                        97,143,524                      77,770,744
     Money markets                                      50,087,934                      58,155,734
Negotiable order of withdrawal accounts                 17,923,095                      16,166,084
Fixed rate certificates of deposit                      59,016,490                      47,396,904
--------------------------------------------------------------------------------------------------
Total                                                 $389,358,249                    $387,918,585
==================================================================================================

Time deposits issued in denominations of $100,000 or more at December 31, 2001 and 2000 totaled $33.5 million and $23.4 million, respectively.

Fixed rate certificates of deposit at December 31, 2001 mature as follows:

2002                                                                                    $46,238,659
2003                                                                                      5,025,401
2004                                                                                      1,799,618
2005                                                                                      3,192,353
2006                                                                                      2,736,755
Thereafter                                                                                   23,704
---------------------------------------------------------------------------------------------------
Total                                                                                   $59,016,490
===================================================================================================

Interest expense on deposits is summarized as follows:


                                                                    YEARS ENDED DECEMBER 31,
                                                       --------------------------------------------
                                                          2001            2000              1999
                                                       --------------------------------------------
Statement savings                                      $    4,773     $     7,637       $     7,603
Variable rate accounts
     Money funds                                        1,713,112       2,368,980         3,182,371
     Money markets                                      2,621,801       2,660,518         2,031,126
Negotiable order of withdrawal accounts                    95,467          85,117            83,303
Fixed rate certificates                                 2,802,783       2,374,765         3,693,429
---------------------------------------------------------------------------------------------------
Total                                                  $7,237,936     $ 7,497,017       $ 8,997,832
===================================================================================================

                                                                 [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.   BORROWINGS

The Bank utilizes borrowings from the FHLB as well as securities sold under agreements to repurchase (repurchase agreements) to meet its borrowing needs. At December 31, 2001, the Bank had available additional borrowing capacity of up to $83.4 million, which would be collateralized by investment securities available for sale and performing first mortgage loans. At December 31, 2001 and 2000, investment securities at current par value and performing first mortgage loans of approximately $132.9 million and $141.9 million, respectively, were pledged to secure borrowings.



Borrowed Funds are summarized as follows:

                                                                                                    OUTSTANDING
                                                                                                   AT DECEMBER 31,
                                                                                             ------------------------------
DESCRIPTION                                 MATURITY                 INTEREST RATE              2001              2000
---------------------------------------------------------------------------------------------------------------------------
FHLB Line of Credit                      March 1, 2002               1.82% variable           $14,605,696
FHLB Line of Credit                      March 1, 2001               6.30% variable                            $15,475,801
FHLB Advance                             January 10, 2011                4.78%                 20,000,000
FHLB Advance                             February 23, 2004               5.50%                 10,000,000
FHLB Advance                             January 11, 2011                4.15%                 10,000,000
FHLB Advance                             September 6, 2011               4.82%                 10,000,000
FHLB Advance                             September 12, 2011              2.99%                 15,000,000
FHLB Advance                             January 29, 2001                6.30%                                  10,000,000
FHLB Advance                             June 28, 2001                   6.30%                                  10,000,000
Repurchase agreements                    January 5, 2001                 6.60%                                   2,925,000
Repurchase agreements                    January 5, 2001                 6.70%                                  16,336,300
Repurchase agreements                    January 30, 2001                6.57%                                  27,589,000
---------------------------------------------------------------------------------------------------------------------------
                                                                                              $79,605,696      $82,326,101
===========================================================================================================================

The following table sets forth the maximum month-end balance, average daily balance and weighted average interest rate for FHLB borrowings for the periods indicated:

                                                                              YEARS ENDED DECEMBER 31,
                                                        ------------------------------------------------------------
                                                                       2001                 2000            1999
                                                        ------------------------------------------------------------
Maximum balance                                                    $79,605,696          $50,639,937     $12,377,477
Average balance                                                     51,805,602           20,464,208         773,841
Weighted average interest rate                                            4.74%                6.61%           5.67%

The following table sets forth the maximum month-end balance, average daily balance and weighted average interest rate of repurchase agreements for the periods indicated:


                                                                            YEARS ENDED DECEMBER 31,
                                                        ------------------------------------------------------------
                                                                      2001                 2000           1999
                                                        ------------------------------------------------------------
Maximum balance                                                    $46,993,075          $61,848,328     $43,059,250
Average balance                                                     16,491,525           52,218,702      14,865,401
Weighted average interest rate                                            5.13%                6.41%           5.49%

[FRANKLIN LOGO]
2001 ANNUAL REPORT


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  REGULATORY MATTERS

The Bank is required by law to maintain average cash reserve balances with the Federal Reserve Bank based on a percentage of deposits. At December 31, 2001 and 2000, these reserves totaled $2.6 million and $824,000, respectively.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set fourth in the following table) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2001 the Bank met its capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                                              WELL
                                                                                                       CAPITALIZED UNDER
                                                                                      FOR CAPITAL      PROMPT CORRECTIVE
(DOLLARS IN THOUSANDS)                                          ACTUAL            ADEQUACY  PURPOSES      PROVISIONS
                                                        -----------------------------------------------------------------
                                                          AMOUNT       RATIO       AMOUNT     RATIO    AMOUNT       RATIO
                                                        -----------------------------------------------------------------
AS OF DECEMBER 31, 2001
Total capital (to risk weighted assets)                 $ 60,001       15.49%    $ 30,988      8.00%  $38,735       10.00%
Tier I capital (to risk weighted assets)                  55,137       14.23       15,499      4.00    23,248        6.00
Tier I capital (to fourth quarter average assets)         55,137       10.12       21,793      4.00    27,242        5.00

AS OF DECEMBER 31, 2000
Total capital (to risk weighted assets)                 $ 51,245       13.78%    $ 29,750      8.00%  $37,188       10.00%
Tier I capital (to risk weighted assets)                  47,293       12.72       14,872      4.00    22,308        6.00
Tier I capital (to fourth quarter average assets)         47,293        9.03       20,949      4.00    26,187        5.00

7.  PREMISES AND EQUIPMENT

                                                                                      AT DECEMBER 31,
                                                                           --------------------------------
                                                                                  2001             2000
                                                                           --------------------------------
Land and land improvements                                                 $      200,000         $ 200,000
Building                                                                          583,337           583,337
Furniture, fixtures and equipment                                              10,896,096        10,487,239
Leasehold improvements                                                          2,419,114         2,286,021
------------------------------------------------------------------------------------------------------------
Total                                                                          14,098,547        13,556,597
Less accumulated depreciation and amortization                                (10,945,585)       (9,683,278)
------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                $    3,152,962      $  3,873,319
============================================================================================================

                                                                 [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  FEDERAL INCOME TAXES

The following is a summary of the provisions (benefits) for Federal income taxes.


                                              YEARS ENDED DECEMBER 31,
                                     --------------------------------------------
                                         2001            2000           1999
                                     --------------------------------------------
Current expense                      $ 3,549,584     $   658,301     $ 1,088,585
Deferred expense/(benefit)              (189,518)       (802,798)        119,068
---------------------------------------------------------------------------------
Total                                $ 3,360,066     $  (144,497)    $ 1,207,653
=================================================================================

A reconciliation of the statutory rate to the effective rate is shown below:


                                                 YEARS ENDED DECEMBER 31,
                                       ------------------------------------------
                                          2001            2000            1999
                                       ------------------------------------------
Provision computed at statutory rate   $ 3,467,978    $    (9,214)   $ 1,415,745
Tax exempt interest                       (100,114)       (61,024)       (58,366)
Affordable housing credit                 (125,740)      (125,740)      (125,740)
Other, net                                 117,942         51,481        (23,986)
---------------------------------------------------------------------------------
Total                                  $ 3,360,066    $  (144,497)   $ 1,207,653
=================================================================================

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:


                                        AT DECEMBER 31,
                                    ------------------------
                                       2001         2000
                                    ------------------------
DEFERRED TAX ASSETS
   Allowance for loan losses        $1,653,742   $1,029,962
   Non-accrual loan interest           115,868      105,968
   Gain on sale of real estate owned    87,550      428,356
   Premises and equipment              132,400      164,913
   Other                                21,536       37,669
------------------------------------------------------------
Total deferred tax assets            2,011,096    1,766,868

DEFERRED TAX LIABILITIES
   Unrealized gain on securities       520,198      203,551
   Affordable housing                   26,496       29,501
   Net deferred loan fees              295,213      237,498
   Other                                23,659       23,659
------------------------------------------------------------
Total deferred tax liabilities         865,566      494,209
------------------------------------------------------------
Net deferred tax assets             $1,145,530   $1,272,659
============================================================


The above amounts are included in prepaid expenses and other assets and other liabilities on the consolidated statements of financial condition.

[FRANKLIN LOGO]
2001 ANNUAL REPORT



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. STOCK OPTIONS AND EMPLOYEE STOCK OWNERSHIP PLAN

In 1986, 1994 and 1998, shareholders approved the adoption of two separate stock option plans for certain key executives and non-employee directors of the Bank, (collectively,"the Plans").

The Key Executive Plans authorize the grant of 364,400 common shares, while the Directors' Plan provides for the grant of up to 115,000 common shares. Grants made under the Plans are subject to certain anti-dilution provisions. If an option expires or terminates for any reason without having been fully exercised, unexercised portions of the options are available for further grant under the Plans.

Committees selected by the Board of Directors administer the Plans. Subject to the eligibility and other limitations of the Directors' Plan, the Committees are authorized to make grants under the Plans and otherwise administer the Plans. The Committees may determine the term of each option (not to exceed 10 years from the date of grant), the date on which each option shall be granted and the other relevant provisions of each option agreement.

The Financial Accounting Standards Board issued Statement No. 123,"Accounting for Stock Based Compensation" ("SFAS No. 123") for transactions entered into during 1996 and thereafter. The Statement establishes a fair value method of accounting for employee stock options and similar equity instruments such as warrants, and encourages all companies to adopt that method of accounting for all of their employee stock compensation plans. However, the Statement allows companies to continue measuring compensation cost for such plans using accounting guidance in place prior to SFAS No. 123. Companies that elect to remain with the former method of accounting must make pro-forma disclosures of net income and earnings per share as if the fair value method provided for in SFAS No. 123 had been adopted.

The Bank has not adopted the fair value accounting provisions of SFAS No. 123 and will continue to apply its current method of accounting. Accordingly, SFAS No. 123 has no impact on the Bank's consolidated financial position or results of operation.

The Bank accounts for the Plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees." No compensation costs have been recognized for the Plans as options are granted at fair value as of the date of the grant. Had compensation cost for the Plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Bank's net income and income per share would have been as follows:





                                        YEARS ENDED DECEMBER 31,
                              --------------------------------------------
                                  2001            2000             1999
                              --------------------------------------------
Net income (loss)
   As reported                $ 6,839,869      $ 117,398        $2,956,302
   Pro forma                  $ 6,722,933      $(166,064)       $2,781,888

Basic income per share
   As reported                $      1.92      $    0.03        $     0.84
   Pro forma                  $      1.88      $   (0.05)       $     0.79

Diluted income per share
   As reported                $      1.86      $    0.03        $     0.83
   Pro forma                  $      1.83      $   (0.05)       $     0.78

                                                                 [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  STOCK OPTIONS AND EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yield of 3%; expected volatility of 30.4%, 30.4%, and 34.1%; risk-free interest rates of approximately 5.5%, 5.9%, and 6.4%; and expected lives of 10 years. The result being the fair value per option of $6.06, $2.61 and $3.98

The Bank also has options outstanding under previous plans. The weighted-average remaining contractual life of shares outstanding at December 31, 2001 is 6 years.

The following table summarizes outstanding stock options by plan at December 31, 2001. All information presented in this footnote with respect to stock options has been adjusted for the effects of all stock dividends.


                                                     EXERCISE PRICE PER SHARE
                                    ----------------------------------------------------------
                                      NUMBER OF                                     NUMBER OF
                                       SHARES                        WEIGHTED        SHARES
                                    OUTSTANDING         RANGE         AVERAGE      EXERCISABLE
                                    ----------------------------------------------------------
Key Executives' 1986 Plan               3,879       $        2.20     $ 2.20          3,879
Directors' 1986 Plan                   28,796           2.93-8.78       7.02         28,796
Key Executives' 1994 Plan              92,284          8.14-11.18       8.94         92,284
Key Executives' 1994 Plan             213,502         12.57-18.70      14.42        189,060
Directors' 1994 Plan                   43,375                6.99       6.99         43,375
Directors' 1998 Plan                   35,000               16.63      16.63         35,000
----------------------------------------------------------------------------------------------
Balance at December 31, 2001          416,836       $  2.20-18.70     $11.74        392,394
==============================================================================================


The following is a summary of stock option activity for each of the three years in the period ended December 31, 2001.


                                                                  WEIGHTED
                                                                  AVERAGE             PRICE PER           NUMBER
                                                               EXERCISE PRICE           SHARE           OF OPTIONS
                                                               ---------------------------------------------------
OUTSTANDING - JANUARY 1, 1999                                     $ 9.97            $ 2.20-13.20         436,631
Additions of options - Directors' 1998 Plan                        16.63                   16.63          14,000
Exercised in 1999                                                   8.14                    8.14          (2,430)
Forfeited in 1999                                                  12.56              2.20-13.20         (26,969)
------------------------------------------------------------------------------------------------------------------
OUTSTANDING - DECEMBER 31, 1999                                    10.04              2.20-16.63         421,232
Additions of options - Key Executives' 1994 Plan                   11.02              9.21-12.65          20,000
Additions of options - Directors' 1998 Plan                        16.63                   16.63           5,000
Exercised in 2000                                                   6.98               2.20-8.78         (43,013)
Expired in 2000                                                     8.78                    8.78            (545)
Forfeited in 2000                                                  12.29             11.18-13.20         (29,198)
------------------------------------------------------------------------------------------------------------------
OUTSTANDING - DECEMBER 31, 2000                                    10.15              2.20-16.63         373,476
Additions of options - Key Executives' 1994 Plan                   15.42              9.69-18.70          82,352
Additions of options - Directors' 1998 Plan                        16.63                   16.63          16,000
Exercised in 2001                                                   7.93              2.20-13.89         (54,992)
------------------------------------------------------------------------------------------------------------------
OUTSTANDING - DECEMBER 31, 2001                                   $11.74            $ 2.20-18.70         416,836
==================================================================================================================

The Bank also has an Employee Stock Ownership Plan ("ESOP"). Cash contributions to the ESOP may be invested in either common or preferred stock of the Bank, purchased in the open market. For the years ended December 31, 2001, 2000 and 1999, cash contributions of $107,195, $97,226 and $96,454, respectively, were made to the ESOP. The Bank is not committed to predetermined ESOP contributions. The Board of Directors, as recommended by the ESOP Committee, must approve any future contributions to the ESOP.

[FRANKLIN LOGO]
2001 ANNUAL REPORT


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. TRANSACTIONS WITH RELATED PARTIES

The Bank has engaged three companies in which three Board of Directors have partial to full ownership interests. Two of the companies are advertising agencies with the other being an employee benefits consulting firm. The Bank paid $304,808, $328,181 and $226,017, to these agencies for the years ended December 31, 2001, 2000, and 1999, respectively.

One Board of Director earned $187,500 in registered agent fees from Clark/Bardes Consulting, related to the purchase of Bank Owned Life Insurance in December, 2001.

Loan activity to officers of the Bank and their associates is summarized as follows:

                                              YEARS ENDED DECEMBER 31,
                                          ------------------------------
                                             2001      2000       1999
                                          ------------------------------
Balance, beginning of year                $ 82,347   $108,855   $136,542
Additions                                   15,300     27,442     99,023
Less: Principal payments and loans sold     90,759     53,950    126,710
------------------------------------------------------------------------
Balance, end of year                      $  6,888   $ 82,347   $108,855
========================================================================

As of December 31, 2001 and 2000 there were no loans outstanding to Directors of the Bank or their affiliates.


11. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures of the fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments. The Bank using available market information and appropriate valuation methodologies has determined the fair value amounts. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the fair value amounts.

                                                        AT DECEMBER 31,
                                    -----------------------------------------------------
                                               2001                        2000
                                    -----------------------------------------------------
                                    CARRYING         FAIR         CARRYING         FAIR
(DOLLARS IN THOUSANDS)               AMOUNT          VALUE         AMOUNT          VALUE
                                    -----------------------------------------------------
ASSETS
   Cash and cash equivalents        $ 24,457       $ 24,457       $ 31,645       $ 31,645
   Securities available for sale     158,823        158,823        164,003        164,003
   Loans                             325,325        332,607        316,124        314,572
   Accrued interest receivable         3,273          3,273          4,128          4,128
   FHLB and FRB stock                  7,388          7,388          7,177          7,177

LIABILITIES
   Demand deposits                   330,342        330,342        340,522        340,522
   Time deposits                      59,016         59,464         47,397         47,415
   Borrowings                         79,606         79,606         82,326         82,326
   Accrued interest payable              280            280            302            302

                                                                 [FRANKLIN LOGO]
                                                              2001 ANNUAL REPORT


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair values were determined using the following assumptions:

CASH AND CASH EQUIVALENTS - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

SECURITIES AVAILABLE FOR SALE - For securities available for sale, fair values are based on quoted market prices or dealer quotes.

LOANS - For certain homogeneous categories of loans, such as some residential mortgages, consumer loans, commercial real estate loans, etc., fair value is estimated by discounting the future cash flows over the life to maturity using the current rates at which similar loans would be made to borrowers with similar credit ratings. For those loans tied to a prime rate index, fair values approximate carrying values. Both the carrying value and fair value of loans receivable are shown gross excluding the allowance for loan losses.

ACCRUED INTEREST RECEIVABLE AND PAYABLE - The carrying values of accrued interest receivable and payable approximate their fair values.

FHLB STOCK AND FRB STOCK - The carrying values of the FHLB and FRB stock approximate fair value.

DEMAND DEPOSITS AND TIME DEPOSITS - The fair values of demand deposits, savings accounts and certain money market deposits are the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the current rates for deposits of similar remaining maturities.

BORROWINGS - The carrying values of borrowings approximate their fair values.


12. COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT RISK

At December 31, 2001, 2000 and 1999 the Bank had outstanding loan commitments for loans that have either not been accepted by the borrower or not closed of approximately $21.5 million, $10.3 million, and $3.7 million, respectively. These include commitments for commercial business loans, residential mortgages and home equity loans.

Under loan agreements for transactions which had closed, the Bank had commitments to fund commercial lines of credit of approximately $53.5 million, $52.9 million and $46.4 million at December 31, 2001, 2000 and 1999, respectively. The Bank had commitments to fund construction loans of approximately $7.9 million, $12.8 million and $14.9 million at December 31, 2001, 2000 and 1999, respectively. The Bank had commitments to fund home equity loans of approximately $5.2 million, $6.7 million and $6.7 million at December 31, 2001, 2000 and 1999, respectively. As certain commitments to make loans and fund lines of credit expire without being used, the amount does not necessarily represent future cash commitments.

The Bank leases three of its offices from non-affiliated entities for its headquarters in Southfield and two branch offices in Birmingham and Southfield. Minimum rents under all non-cancelable leases are summarized as follows:



                                                    YEARS ENDING DECEMBER 31,
                                                    -------------------------
2002                                                   $     988,525
2003                                                         218,388
2004                                                         218,388
2005                                                         218,388
2006                                                         218,388
Thereafter                                                 3,274,717
-----------------------------------------------------------------------------
Total                                                  $   5,136,794
=============================================================================


Rental expense for the years ended December 31, 2001, 2000 and 1999 totaled $957,839, $891,259 and $878,540, respectively.

The Bank is a defendant in lawsuits arising in the normal course of business. In the opinion of management the results of these lawsuits will not have a significant adverse effect on the Bank's consolidated financial statements.

[FRANKLIN LOGO]
2001 ANNUAL REPORT


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. COMPUTATION OF PRIMARY AND FULLY DILUTED INCOME PER SHARE

The following table sets forth the computation of basic and diluted income per share:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                               ------------------------------------
                                                                                 2001          2000         1999
                                                                               ------------------------------------
NUMERATOR
Net income                                                                     $6,839,869   $  117,398   $2,956,302

DENOMINATOR
Denominator for basic income per share - weighted average shares outstanding    3,569,608    3,534,625    3,508,789
Employee stock options                                                            109,111       31,857       50,085
-------------------------------------------------------------------------------------------------------------------
Denominator for diluted income per share - adjusted weighted average shares     3,678,719    3,566,482    3,558,874
-------------------------------------------------------------------------------------------------------------------
Basic income per share                                                         $     1.92   $     0.03   $     0.84
===================================================================================================================
Diluted income per share                                                       $     1.86   $     0.03   $     0.83
===================================================================================================================

                                                       [FRANKLIN LOGO]
                                                       2001 ANNUAL REPORT


                              INVESTOR INFORMATION

MARKET PRICE


                                      2001
                         --------------------------------
                          HIGH           LOW     DIVIDEND
                         --------------------------------
First Quarter            $12.94         $11.25    $0.07
Second Quarter            15.25          13.13     0.07
Third Quarter             16.95          13.20     0.07
Fourth Quarter            17.60          14.25     0.07


                                      2000
                         --------------------------------
                          HIGH           LOW     DIVIDEND
                         --------------------------------
First Quarter            $10.75         $7.88     $0.07
Second Quarter             9.00          7.00      0.07
Third Quarter              9.00          7.25      0.07
Fourth Quarter            11.63          8.50      0.07

MARKET MAKERS
Fahnestock & Co., Inc.
Howe Barnes Investments, Inc.
Knight Securities, LP
Raymond James and Associates, Inc.
Spear Leeds & Kellogg
Trident Securities, Inc.
Tucker Anthony, Inc.

STOCK LISTING
Symbol: FSVB
NASDAQ National Marker System
Shareholders of Record: 470

8.70% NONCUMULATIVE SERIES A PREFERRED STOCK In December 1997 Franklin Finance Corporation, a subsidiary of Franklin Bank, issued 2,070,000 shares of 8.70% Noncumulative Series A Preferred Stock. The stock trades under the ticker symbol FSVBP. The stock pays quarterly dividends on March 31, June 30, September 30 and December 31. The Series A Preferred Shares are not in whole or part redeemable prior to December 22, 2002.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Grant Thornton LLP
First Center Office Plaza, Suite 400
26911 Northwestern Hwy.
Southfield, Michigan 48034-8439
(248) 262-1950
Fax (248) 350-3581

INVESTOR RELATIONS CONTACT
COPIES OF THE ANNUAL REPORT ON FORM 10-K, 10-QS, PRESS RELEASES, RESEARCH REPORTS AND OTHER COMMUNICATIONS SENT TO SHAREHOLDERS ARE AVAILABLE AT NO CHARGE BY CONTACTING:

Theresa Bakos
Franklin Bank, N.A.
P.O. Box 5006, Southfield, MI  48086
(248) 358-6401
(800) 356-8910
Fax (248) 354-6393
Email: tmb@franklinbank.com

TRANSFER AGENT AND REGISTRAR
Equiserve Trust Company N.A.
P.O. Box 43010
Providence, RI 02940-3010
(800) 426-5523
www.equiserve.com

DIVIDEND POLICY
Common stock dividends are normally declared and paid quarterly to provide shareholders with a current return on their investment.

Shareholders are encouraged to increase their ownership in Franklin Bank without incurring additional brokerage commissions or service fees through Franklin's Dividend Reinvestment Plan. For a copy of the Plan and an enrollment card contact Theresa Bakos at (248) 358-6401.

[FRANKLIN LOGO]
2001 ANNUAL REPORT

                                    DIRECTORS

Irving R. Beimler
Senior Vice President
Hovde Capital

Dean A. Friedman
Corporate Secretary
Franklin Bank, N.A.
President
Solomon Friedman Advertising

Herbert N. Glass
President and CEO
The Glass Freedman Company

Richard J. Lashley, CPA
Principal
PL Capital, LLC

William E. Murcko
President and COO
Communication Associates, Inc

John W. Palmer, CPA
Principal
PL Capital, LLC

Joseph A. Pick
Advisory Director
Franklin Bank, N.A.
President
Pick Monetary Group, Inc.

David L. Shelp
President and CEO
Franklin Bank, N.A.

David F. Simon
Chairman
Franklin Bank, N.A.
President
Simon Realty Partners, LLC

                                                       [FRANKLIN LOGO]
                                                       2001 ANNUAL REPORT


                                    OFFICERS

Michelle R. Avey
Vice President
Accounting Manager

R. David Bickley
Vice President
Strategic Asset Management

Adrian K. Brown
Vice President
E-commerce

Patricia A. Brown
Vice President
Strategic Asset Management

Ronald J. Carr
Vice President
Human Resources Director

Douglas G. Chalou
Vice President
Items Processing

Brenda A. Clark
Vice President
Staff Attorney

Michelle L. Coleman
Vice President and Controller
Accounting

Linda A. Comps
Vice President
Human Resources

Douglas A. Dickie
Vice President
Loss Prevention and Security Officer

Marjorie K. Duncanson
Senior Vice President
Retail Operations

Mary L. Furi
Vice President
Branch Manager, Grosse Pointe Woods

Thomas E. Graber
Vice President
Investment Sales

Wendy J. Gutowski
Vice President
Alternative Delivery/Deposit Services

Richard S. Heathfield
Vice President
Commercial Lending

Ehsan R. Jaghory
Vice President
Strategic Asset Management

Jeffrey S. Jones
Vice President
Commercial Lending

Vernon A. Lietz
Vice President
Commercial Lending

Mark J. Motz
Vice President
Branch Manager, Southfield

Douglas W. Mires
Executive Vice President
Bank Operations

Sheri L. Panza
Vice President
Account Executive

Thomas J. Pesha
Senior Vice President
Field Deposit Sales

Michael S. Polcyn
Vice President
Commercial Lending

Richard F. Schwedt
Vice President
EastPoint Coordinator

Kevin P. Scott
Senior Vice President & CCO
Lending Operations

David L. Shelp
President & CEO

Dale R. Short
Vice President
Network Manager

Robert C. Smith
Vice President
Consumer Lending

Gayl A.Trepanier
Vice President
Branch Manager, Business Center

Janice M. Underwood
Vice President
Branch Manager, Birmingham

Lawrence Voelpel
Senior Vice President
Residential Lending

William J.Vowler
Vice President
Credit Manager

Elizabeth R.Wauldron
Vice President
Business Analyst